As filed with the Securities and Exchange Commission on April 7, 2006

Registration No. 333-115767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 4

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6035	65-0377773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address, including Zip Code, and telephone number

including area code, of registrant’s principal executive offices)

Alfred R. Camner

Chairman of the Board

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, including Zip Code, and telephone number,

including area code, of agent for service)

Copies to:

Bridget Wong, Esq.

Michael C. Sontag, Esq.

Camner, Lipsitz and Poller, P.A.

550 Biltmore Way, Suite 700

Coral Gables, Florida 33134

Telephone: (305) 442-4994

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form S-3 is being filed to add the names and respective holdings of certain Selling Securityholders in the table under the caption “Selling Securityholders.” Certain other information included herein has also been updated.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 7, 2006

PROSPECTUS

$120,000,000

BANKUNITED FINANCIAL CORPORATION

3.125% Convertible Senior Notes due 2034, and

the Class A Common Stock Issuable Upon Conversion of the Notes

We issued $100 million principal amount of the notes in a private offering on February 27, 2004, and an additional $20 million principal amount of the notes pursuant to the exercise by the initial purchasers of their over-allotment option on March 4, 2004. Selling securityholders will use this prospectus to resell their notes and the shares of our Class A Common Stock issuable upon conversion of their notes. We will not receive any proceeds from the resale of the notes or any of those shares of our Class A Common Stock.

The notes bear interest at the annual rate of 3.125% of the principal amount. Interest on the notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2004. Beginning on March 1, 2011, we will pay additional contingent interest on the notes if the average trading price of the notes is above a specified level, as described in this prospectus.

The notes are convertible by holders into cash and shares of our Class A Common Stock at an initial conversion rate of 26.2771 shares of Class A Common Stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $38.06 per share of Class A Common Stock (subject to adjustment in certain events), only under the following circumstances: (1) during any fiscal quarter after the first fiscal quarter ending March 31, 2004, if the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter, (2) during prescribed periods, upon the occurrence of specified corporate transactions described in this prospectus, or (3) if we have called the notes for redemption. On December 28, 2004, we amended the indenture governing the notes to irrevocably elect that, upon conversion of the notes we will settle the principal amount thereof only in cash. This irrevocable election affects the accounting treatment of the notes under current accounting rules. We have retained the right to elect to settle our conversion obligations in excess of the principal amount of the notes in cash or shares of our Class A Common Stock or a combination of cash and shares of our Class A Common Stock. Accordingly, a holder of the notes may receive no shares of our Class A Common Stock upon conversion thereof. See “Description of Notes.”

The notes will mature on March 1, 2034. We may redeem for cash some or all of the notes at any time on or after March 1, 2011 at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any.

Holders may require us to purchase all or part of their notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029 or upon the occurrence of a fundamental change as described in this prospectus.

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all of our senior secured indebtedness and all indebtedness and liabilities of our subsidiaries.

For a more detailed description of the notes, see “Description of Notes” beginning on page 42.

We and each holder of notes agree, pursuant to the indenture, to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. You should read “Material U.S. Federal Income Tax Considerations.”

We have not and do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are currently trading in the Private Offerings, Resale and Trading Through Automated Linkages (PORTAL) market of the National Association of Securities Dealers, Inc. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL market. Our Class A Common Stock is listed on the Nasdaq National Market under the symbol “BKUNA.” The last reported sale price of our Class A Common Stock on the Nasdaq National Market on April 6, 2006 was 27.01 per share.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves significant risks. See “ Risk Factors“ beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 7, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus and the documents incorporated by reference is accurate as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus does not constitute an offer of, or an invitation to purchase, any of the notes or shares of Class A Common Stock issuable upon conversion of the notes in any jurisdiction in which such offer or invitation would be unlawful.

We are not, and the selling securityholders are not, making any representation to any purchaser of the notes regarding the legality of an investment in the notes by the purchaser under any applicable laws or regulations. You should consult your own attorney, accountant, business adviser and tax adviser for legal, tax, business and financial advice regarding an investment in the notes.

The selling securityholders reserve the right to withdraw the offering of the notes and our Class A Common Stock at any time. The selling securityholders also reserve the right to reject any offer to purchase some or all of the notes or Class A Common Stock for any reason and to allot to any prospective investor less than the full amount of notes sought by an investor.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. This summary is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus. You should carefully read this entire prospectus, including the documents incorporated by reference herein, before making an investment decision. “We,” “us,” and “our” in this prospectus refer to BankUnited Financial Corporation and its subsidiaries on a consolidated basis.

Company Overview

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets and deposits. Our primary business consists of the Bank’s operations. We operate a community banking platform complemented by a national residential lending business anchored in Florida. We offer a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida and originate residential loans in several regions of the country.

Over the last two years, we have effectively executed our Florida community banking strategy. We opened 5 branches in calendar year 2004 and 15 branches in calendar year 2005. We also expanded our commercial banking services in Florida, and we substantially enhanced our management team. As of March 27, 2006 the Bank’s distribution system had grown to 71 full service branches in Florida, seven regional loan production offices, and an extensive network of mortgage broker relationships.

Our management team has extensive mortgage, retail, and commercial banking expertise in Florida, our primary marketplace. This experience has enabled us to expand our mortgage origination business to regions outside of Florida. Over the past three years, we have achieved the following growth:

	As of and for year ended
	December 31, 2005		September 30, 2002
	(in millions)
Total Assets	$11,259.3		$6,028.5
Total Loans	8,889.5		3,992.1
Commercial and Commercial Real Estate Loan Balances	1,045.5		503.8
Consumer Loan Balances	304.9		103.1
Total Deposits	5,007.4		2,976.1
Core Deposits (1)	1,966.8		1,236.3
Total Equity	522.4		345.1
Fiscal Year Non-Interest Income	22.6	(2)	16.7
Fiscal Year Net Income (3)	27.5	(2)	30.3
Fiscal Year Loan Production	5,426.1	(2)	2,302.6
Market Capitalization	809		402
Branches	71	(4)	39

(1)	Consists of non-interest bearing checking accounts, interest-bearing checking accounts, savings accounts and money market accounts; excludes certificates of deposits.
(2)	For the fiscal year ended September 30, 2005.
(3)	Excluding $24.2 million of net losses related to prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and their related interest rate swaps made during the year, net income for the fiscal year ended September 30, 2005 was $51.7 million.
(4)	As of March 27, 2006.

Our community banking platform focuses on the Florida market, which we believe is one of the most attractive markets in the country and is the fourth most populous with 17 million inhabitants. We have offices in Miami-Dade, Broward, Palm Beach, Collier, St. Lucie, Martin, Lee, Charlotte and Manatee counties. Approximately 40% of the total population of Florida resides in these counties.

Since 1990, our market’s population has grown 9%, as compared to 4% in the United States market. As of June 30, 2005, this nine-county market had total deposits of $173.9 billion, or 51%, of the state’s total deposits. One of the drivers of our market’s deposit growth has been robust de novo branch expansion. This growth has also been augmented by the influx of persons, mostly from South and Central America, who, due to economic and political instability in their home countries may from time to time transfer more funds to the United States or purchase more assets in this country.

The Florida banking market has undergone substantial consolidation with large super-regional banks acquiring many community banks. As a result, as of March 15, 2006, Florida had only five publicly traded banks and thrifts with market capitalization in excess of $500 million and only three banks and thrifts with assets greater than $5 billion. Currently the top 5 deposit holders in Florida are out-of-state institutions with nearly 55% of the state’s total deposits.

We target retail and business customers in our Florida market who seek a banking institution with local market expertise, a broad product set, and people empowered to act quickly and decisively. We offer a banking alternative to the area’s residents and businesses that we believe are not being adequately serviced by the large super-regional banks.

Successful execution of our business strategy has yielded the following results:

•	Attractive Florida franchise. We are the largest bank headquartered in Florida as measured by assets and deposits. We follow a strategy of expanding through de novo branches. As of March 27, 2006, we had 71 full service branches in Florida of which 26, or 37% of our total branches, have been opened within the last twenty-four months. Furthermore, 18 of our branches, or 25% of our total branches, have been opened within the last twelve months and 10, or 14% of our total branches, have been opened within the last six months. Our de novo strategy has assisted our efforts to grow our total deposits and our core deposits. On average, for all branches opened since the beginning of fiscal 2003, a de novo branch has historically grown to $13.8 million in deposits within six months from opening, to $29.3 million in deposits within twelve months from opening and to $43.3 million in deposits within eighteen months from opening. On average, for all branches opened since the beginning of fiscal 2003, core deposits at our de novo branches have historically grown to $8.4 million, $15.7 million and $20.2 million, respectively, within the same time periods from opening. We intend to open approximately 10 to 14 new full-service banking offices in Florida during fiscal 2006. As of March 27, 2006, we have opened 10 full-service banking offices for fiscal 2006. We will continue to focus on hiring experienced managers and leaders to further enhance our coverage of the Florida market.

•	Strong asset origination while maintaining our high level of asset quality. We are able to generate a high volume of assets through our growing branch network, our loan production offices, and our network of mortgage brokers. Our total assets grew to $11.3 billion at December 31, 2005, a 26% increase over our total assets as of September 30, 2004. Comparing fiscal 2003 loan production to fiscal 2005 production, we were able to grow our mortgage loan production by 65%, our commercial and commercial real estate loan production by 186% and our consumer loan production (including specialty mortgages written through our branch offices) by 102%. During this period of growth our historically strong credit culture has allowed us to reduce our net annual charge offs as a percentage of average total loans to 0.03% for fiscal 2005 from 0.08% in fiscal 2003.

•	Effective balance sheet management. In order to manage our balance sheet growth, while taking full advantage of our strong asset origination capabilities, we may sell or securitize loans in the well developed and highly liquid secondary market, as favorable market conditions permit. We expect that such transactions will provide increased liquidity, flexibility and positive exposure in the secondary market, and also facilitate future growth. In fiscal 2005, we sold $904 million of residential loans either through whole loan sales or securitizations. In addition, we sold $248 million in the first quarter of fiscal 2006 through whole loan sales.

•	Strong core deposit growth. At December 31, 2005, core deposits totaled $2.0 billion. Our core deposits grew by 17% in fiscal 2005, to $1.9 billion at September 30, 2005, compared to $1.7 billion at September 30, 2004. Deposits, other than certificates of deposits greater than $100,000, grew by 25% in fiscal 2005 to $3.5 billion at September 30, 2005 compared to $2.8 billion at September 30, 2004 and $2.5 billion at September 30, 2003. We achieved this growth by focusing on the specific needs of 16 discrete “micro-markets” into which we have divided our current Florida operations. We conduct ourselves as the local banking institution for each market, by emphasizing heightened community involvement, high-touch interaction with customers and localized decision-making. Our micro-market initiative maximizes our community bank orientation by catering specifically to the unique needs of each community and its customers while still leveraging a full compliment of products and services. The number of our household relationships has grown from 58,000 at September 30, 2004 to 70,000 at September 30, 2005, and the number of our commercial relationships has grown from 72 at September 30, 2003, to 136 at September 30, 2005, and 164 at September 30, 2005. Each of our micro-market managers has goals that are tailored to the demographics and opportunities in his or her micro-market and is partially compensated based on those goals. Our cross-sell ratio, defined as the average number of products per household, improved from 1.524 at September 30, 2004 to 1.537 at March 31, 2005 and 1.764 at September 30, 2005. We continue to emphasize the importance of cross-selling products and services through our micro-market strategy.

•	Margin expansion. Our net interest margin has improved 30 basis points over the last two fiscal quarters ended December 31, 2005, and the measures we have implemented to improve our margin should continue to show positive results:

•	During fiscal 2005 we pre-paid $530 million of high-rate debt and related swaps, taking an after-tax charge of $24.2 million. We made the prepayment to be able to obtain lower-cost funds through deposits, borrowings and other sources and to increase overall profitability. This balance sheet repositioning contributed to the improvement of our margin in the fourth quarter of fiscal 2005 and the first quarter of fiscal 2006.

•	During fiscal 2005 we also implemented programs to lower prepayment levels. We assembled an asset retention team to preserve potential refinancings, increased the use of prepayment fees and followed underwriting standards expected to reduce the likelihood of prepayments.

•	We also anticipate that our margin may benefit in the future from the nature of the MTA-indexed loans that we originate. As of December 31, 2005 approximately $4.5 billion, or 50.2%, of our loan portfolio consisted of one-month MTA-indexed loans. MTA loans may be delayed in repricing to current interest rate levels during a period of rapidly rising interest rates while liabilities generally reprice to current market interest rates more rapidly. This lagging effect negatively affected our margin during fiscal 2005. Improvement in the margin tends to occur as short-term interest rates level off or decline.

•

Strengthening our business relationships with our international customers.    Florida’s location and the constant influx of international customers create opportunities for a banking institution headquartered in the state to attract new customers and generate new deposits from the international community. At December 31, 2005, we had $1.5 billion in loans to non-resident aliens compared to

$446 million at September 30, 2000. We have developed products specifically targeted to international customers that allow them to finance properties in the United States. These products tend to be profitable loans with low loan-to-value ratios and negligible historical losses. Our strategy continues to include a focus on expanding relationships with these customers, by developing and offering new and additional products and services within the context of established controls for legal and regulatory compliance.

•	Recent development. On January 25, 2006, we issued 5,750,000 shares of our Class A Common Stock at a price of $26.25 per share, in a sale to Keefe, Bruyette & Woods, Inc., for gross proceeds of $150.9 million. After the issuance, we had approximately 35.8 million shares of its Class A Common Stock outstanding. The shares were registered under the Securities Act of 1933, as amended, pursuant to our shelf registration statement on Form S-3 (File No. 333-131112).

Our executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and our telephone number is (305) 569-2000 and our website is www.bankunited.com. Information on our website is not a part of this prospectus and is not incorporated herein by reference.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain information that will be important to a holder of the notes. For a more complete understanding of the notes, please refer to the section of the document entitled, “Description of Notes.” For purposes of “The Offering”, when we refer to “BankUnited”, “we”, “our” or “us” we refer to BankUnited Financial Corporation, a Florida corporation, and not to its subsidiaries.

Issuer	BankUnited Financial Corporation, a Florida corporation.

Securities Offered	$120,000,000 aggregate principal amount of 3.125% convertible senior notes due 2034 and shares of Class A Common Stock issuable upon conversion of the notes.

Maturity Date	March 1, 2034, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness. The notes are subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness. The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of December 31, 2005, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $315 million. As of December 31, 2005, our subsidiaries had approximately $5.5 billion in outstanding secured indebtedness.

Interest

3.125% per annum interest rate on the principal amount, payable semiannually, in arrears, on each March 1 and September 1 beginning September 1, 2004, to the holders of record at the close of business on the preceding February 15 and August 15, respectively.

Contingent Interest

We will pay contingent interest to the holders of notes during any six-month period from March 1 to August 31, and from September 1 to February 28, commencing with the six-month period beginning on March 1, 2011, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will be equal 0.375% per annum of the average market price of a note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Conversion Rights	Holders may convert their notes with respect to the principal amount thereof, only into cash and, with respect to any amount in excess of the principal amount, at our option, into cash, shares of our Class A Common Stock, or a combination of cash and shares of our Class A Common Stock, prior to the stated maturity under the following circumstances:

•	during any fiscal quarter after the fiscal quarter ending March 31, 2004, if the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the notes for redemption.

The notes are convertible into cash and shares of our Class A Common Stock at an initial conversion rate of 26.2771 shares per $1,000 principal amount of notes (which represents a conversion price of approximately $38.06 per share) under the conditions and subject to such adjustments as are described under “Description of Notes— Conversion Rights” and “—Conversion Rate Adjustments.”

On December 28, 2004, we amended the indenture governing the notes to irrevocably elect that, upon conversion, we will pay only cash in settlement of the principal amount of the notes (the “principal conversion settlement election”). This principal conversion settlement election remains effective if the notes cease to be convertible for any period but subsequently become convertible again. We may in our discretion elect to settle any and all conversion obligations in excess of the principal amount of the notes in cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock. If we elect to pay cash in lieu of shares for any conversion obligations in excess of the principal amount of the notes, the payment will be based on the average closing sale price of our Class A Common Stock over a 20 consecutive trading day measurement period beginning on the third trading day following the conversion date. See ”Description of Notes—Conversion Procedures.”

Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount of our conversion obligation relating to the amount of the conversion value above the principal amount, if any.

Except as described in “Description of Notes—Conversion Procedures,” upon conversion, holders will not receive any cash payments representing accrued and unpaid interest including contingent interest and additional amounts, if any.

Optional Redemption	Beginning on March 1, 2011, we may redeem the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date. For more information about redemption of the notes at our option, see “Description of Notes—Optional Redemption by Us.”

Repurchase of Notes at the Option of Holders

Each holder of the notes may require us to repurchase all or a portion of that holder’s notes on March 1 of 2011, 2014, 2019, 2024 and 2029, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the date of repurchase. We will pay the repurchase price for any notes in cash. For more information about the purchase of the notes by us at the option of the holder, see “Description of Notes—Repurchase of Notes at the Option of Holders—Optional put.”

Fundamental Change

In the event of a fundamental change, as described in this prospectus, holders will have the right to require us to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the fundamental change purchase date. See “Description of Notes—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholders of the notes or any shares of Class A Common Stock issued upon conversion of the notes. See “Use of Proceeds.”

Registration Rights

Pursuant to a registration rights agreement that we entered into with the initial purchasers, we filed a shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus is a part, relating to the resale of the notes and the shares of Class A Common Stock issuable upon conversion of the notes.

We will be required to pay certain holders additional amounts if we fail to comply with our obligations to register the notes and the shares of our Class A Common Stock issuable upon conversion of the notes within the specified time periods. See “Description of Notes—Registration Rights.”

Book-Entry Form

The notes were issued in book-entry form and are represented by permanent global notes deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See “Description of Notes—Global Notes, Book-Entry Form.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Listing and Trading

The notes are not listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the notes. The notes originally issued and sold in the private offering are trading in the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol “BKUNA.”

Risk Factors

In analyzing an investment in the notes offered by the prospectus, prospective investors should carefully consider, along with the other matters referred to and incorporated by reference in the prospectus, the information set forth under “Risk Factors.”

U.S. Federal Income Tax Considerations

We and each holder agree in the indenture to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. As a result, a U.S. holder will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of any cash interest received on the notes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the notes at the “comparable yield” of the notes, which we have determined to be 7.45% per annum, compounded semi-annually. U.S. holders will be required to accrue original issue discount income at this rate on a constant yield to maturity basis (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the notes are outstanding. A U.S. holder also will recognize gain or loss on the sale, exchange, conversion, repurchase or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement, including the fair market value of any Class A Common Stock received upon conversion or otherwise, and the U.S. holder’s “adjusted tax basis” in the note. Any gain recognized by a U.S. holder on the sale, exchange, conversion, repurchase or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and the balance will be treated as capital loss. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Considerations.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain summary financial information in the table below for the periods and dates indicated. This information, other than for the three months ended December 31, 2005 and December 31, 2004 is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes, which are incorporated by reference into this prospectus. The results for the three months ended December 31, 2005 and December 31, 2004 are derived from unaudited consolidated financial statements and related notes and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the
	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2005	2004	2005(1)	2004	2003	2002	2001
	(Dollars and shares in thousands, except earnings per share)		(Dollars and shares in thousands, except earnings per share)
Operations Data:
Total Interest Income	$143,693	$94,278	$431,370	$332,101	$315,392	$328,987	$324,692
Total Interest Expense	92,215	55,401	268,411	188,903	198,848	217,171	246,793

Net Interest Income	51,478	38,877	162,959	143,198	116,544	111,807	77,899
Provision for Loan Losses	2,300	1,150	3,800	5,025	5,425	9,200	7,100

Net Interest Income After Provision for Loan Losses	49,178	37,727	159,159	138,173	111,119	102,607	70,799

Non-Interest Income:
Service and other Fees, net of amortization and impairment	3,233	2,270	8,748	6,326	4,666	4,264	5,880
Gain on sales of loans, securities and other assets	1,890	2,003	6,112	4,957	14,572	5,407	3,220
Other	2,384	2,078	7,751	9,080	9,538	6,991	3,877

Total Non-Interest Income	7,507	6,351	22,611	20,363	28,776	16,662	12,977

Non-Interest Expenses:
Employee Compensation and Benefits	16,761	11,196	51,817	43,773	40,390	33,180	23,872
Occupancy and Equipment	6,943	5,001	24,379	17,399	12,606	11,166	9,046
Professional Fees	1,496	569	6,796	3,892	4,610	5,342	3,267
Other	7,232	5,956	60,863	19,609	26,618	22,174	16,875

Total Non-Interest Expense	32,432	22,722	143,855	84,673	84,224	71,862	53,060

Income before Income Taxes	24,253	21,356	37,915	73,863	55,671	47,407	30,716
Provision for Income Taxes	8,078	6,831	10,371	23,141	16,551	17,086	11,620

Net Income Before Preferred Stock Dividends	16,175	14,525	27,537	50,722	39,120	30,321	19,096
Preferred Stock Dividends	118	104	431	379	316	257	649

Net Income After Preferred Stock Dividends	$16,057	$14,421	$27,106	$50,343	$38,804	$30,064	$18,447

Basic Earnings Per Common Share	$0.53	$0.48	$0.90	$1.69	$1.45	$1.20	$0.91

Diluted Earnings Per Common Share	$0.50	$0.45	$0.85	$1.58	$1.36	$1.12	$0.87

Weighted Average Number of Common Shares and Potential Common Shares Assumed Outstanding During the Period:
Basic	30,169	30,023	30,090	29,843	26,803	25,142	20,228
Fully Diluted	32,231	32,381	32,339	32,153	28,865	27,073	21,354
Financial Condition Data:
Total Assets	$11,259,300	$8,914,612	$10,667,705	$8,710,445	$7,145,143	$6,028,548	$5,238,195
Loans Receivable, net (2)	8,876,395	6,295,751	8,027,592	5,726,800	3,939,588	3,713,365	3,499,608
Investments (3)	1,821,940	2,184,989	2,093,118	2,552,951	2,559,946	1,731,900	1,217,504
FHLB Stock and Other Earning Assets	201,291	153,059	190,043	156,166	123,431	90,724	75,625
Total Liabilities	10,736,939	8,412,665	10,160,089	8,217,788	6,697,770	5,683,399	4,937,749
Deposits	5,007,357	3,726,783	4,733,355	3,528,262	3,236,106	2,976,171	2,653,145
Borrowings (4)	5,445,911	4,421,404	5,101,733	4,417,665	3,177,588	2,361,131	1,992,837
Trust Preferred Securities and Subordinated Debentures	195,108	195,841	195,500	164,979	162,219	253,761	203,592
Total Stockholders’ Equity	522,361	502,007	507,616	492,657	447,373	345,149	300,446
Common Stockholders’ Equity (5)	515,094	495,708	501,054	486,529	441,917	340,910	297,620
Book Value Per Common Share	$16.92	$16.39	$16.59	$16.19	$14.88	$13.52	$11.88

	As of or for the
	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2005	2004	2005(1)	2004	2003	2002	2001
Selected Financial Ratios:
Performance Ratios:
Return on Average Assets (6)	0.60%	0.67%	0.29%	0.66%	0.61%	0.57%	0.42%
Return on Average Tangible Common Equity (6)	13.40	12.52	5.79	11.78	11.02	10.56	9.46
Return on Average Total Equity (6)	12.57	11.73	5.48	10.99	10.14	9.58	8.20
Interest Rate Spread	1.86	1.73	1.57	1.73	1.68	1.91	1.45
Net Interest Margin	1.97	1.84	1.78	1.92	1.90	2.17	1.77
Dividend Payout Ratio (7)	1.66	.71	3.19	0.75	0.81	0.85	3.40
Non-interest Expenses to Average Assets	1.19	1.04	1.53	1.10	1.32	1.34	1.17
Efficiency Ratios (8)	54.98	50.24	77.52	51.77	57.96	55.93	58.39
Asset Quality Ratios:
Non-performing Loans to Total Loans	0.11%	0.24%	0.10%	0.27%	0.89%	0.70%	0.76%
Non-performing Assets to Total Loans and Real Estate Owned	0.11	0.27	0.11	0.31	0.99	0.79	0.84
Non-performing Assets to Total Assets	0.09	0.19	0.08	0.20	0.59	0.53	0.60
Net Charge-offs to average Total Loans	-0-	0.52	0.03	0.05	0.08	0.12	0.11
Loan Loss Allowances to Total Loans	0.32	0.39	0.32	0.42	0.52	0.51	0.42
Loan Loss Allowances to Non-performing Loans	299.14	158.74	306.94	151.52	59.20	72.53	56.00
Capital Ratios:
Average Common Equity to Average Total Assets	4.67%	5.61%	5.26%	5.94%	5.53%	5.85%	4.94%
Average Total Equity to Average Total Assets	4.74	5.68	5.33	6.02	6.05	5.92	5.13
Core Capital-to-Assets Ratio (9)	7.04	7.25	7.11	7.26	7.24	7.77	7.12
Risk-Based Capital-to-Assets Ratio (9)	14.04	15.23	14.49	15.60	16.08	16.97	14.66

(1)	Results for fiscal 2005 include a net after-tax charge of $24.2 million related to prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and settlement of related interest rate swaps.
(2)	Does not include mortgage loans held for sale.
(3)	Includes Federal Home Loan Bank overnight deposits, federal funds sold, securities purchased under agreements to resell, investment securities and mortgage-backed securities.
(4)	Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta, senior notes and convertible notes.
(5)	Calculated by deducting the liquidation value of preferred shares from total stockholders’ equity.
(6)	Return is calculated before payment of preferred stock dividends.
(7)	The ratio of total dividends declared during the period (including dividends on BankUnited’s Preferred Stock and BankUnited’s Class A and Class B Common Stock) to total earnings for the period before dividends.
(8)	Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.
(9)	Regulatory capital ratio of the Bank.

RISK FACTORS

Before you invest in the notes, you should be aware that there are various risks, including those described below, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus or the documents incorporated by reference herein, provide examples of risks, uncertainties and events that could have a material adverse effect on the notes, our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. As a result, availability to make payments on the notes may be affected, and you could lose all or a substantial portion of your investment. You should carefully consider these risk factors, together with all of the other information included in this prospectus or the documents incorporated by reference herein, before you decide whether to purchase the notes.

Risks Related to Our Business

Net interest income could be negatively affected by changes in interest rates.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets such as mortgage loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. We are affected by changes in general interest rate levels and by other economic factors beyond our control. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

Changes in the difference between short and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans (ARMs), thus reducing our net interest income because we will need to pay the higher rates on our deposits and borrowings while being limited on the repricing of these loans due to the interest rate caps. As of September 30, 2005, adjustable rate mortgage loans (ARMs) made up approximately 85% of our residential mortgage loan portfolio including loans held for sale. The interest rates on ARMs adjust periodically based upon a contractually agreed index or formula up to a specified cap. In times of sharply rising interest rates, these caps could negatively effect our net interest margin by limiting the potential increase to interest income.

In addition, certain ARM loans reprice based on lagging interest rate indices. The effect of this lag may also negatively affect our net interest income when general interest rates continue to rise periodically. Lag risk results from timing differences between repricing of adjustable-rate assets and liabilities. The effect of this timing difference, or “lag”, would be generally favorable in a falling interest rate environment and negative during periods of rising interest rates. This lag risk can produce short-term volatility in the net interest margin during periods of interest rate movements even though over time the lag effect will balance out. As an illustration, as of December 31, 2005, 52% of our loan portfolio consisted of loans indexed to the MTA. This index is the twelve month average of the monthly average yields of the U.S. Treasury security adjusted to a constant maturity of one year. These loans may be delayed in repricing to current interest rate levels during a period of rapidly rising interest rates while liabilities generally reprice to current market interest rates more rapidly. Lag risk negatively affected our net interest margin in fiscal 2005 compared to fiscal 2004.

An increase in loan prepayments and on prepayment of loans underlying mortgage backed securities may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Changes in prepayment rates are therefore difficult for us to predict. Prepayments of our mortgage loans may increase as we continue to expand our mortgage loan originations outside of Florida.

We recognize our deferred loan origination costs and premiums paid in originating these loans by adjusting our interest income over the contractual life of the individual loans. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed increases. The effect of the increases of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time which varies between loans. If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated. As of December 31, 2005, we had $138 million in unearned premiums, discounts and net deferred origination costs.

We recognize premiums we pay on mortgage-backed securities as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

In addition, we may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instrument particularly in a period of declining interest rates.

Changes in interest rates could have additional adverse effects on our financial condition and results of operations.

Fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations, including, without limitation, decreasing the value of our mortgage servicing rights or our derivative instruments. The initial and ongoing valuation and amortization of mortgage servicing rights is significantly impacted by interest rates, prepayment experience and the credit performance of the underlying loans. Mortgage servicing rights are also impacted by other factors, including, but not limited to, the amount of gains or losses recognized upon the securitization and sale of residential mortgage loans, the amortization of the assets and the periodic valuation of the assets. At December 31, 2005, we serviced $1.9 billion of loans for others and we had mortgage servicing rights with a carrying amount of $22.1 million.

We are unable to predict changes in market interest rates which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events and changes in financial markets in the United States and in other countries. Our net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables. In an increasing rate environment, our interest costs on liabilities may increase more rapidly than our income on interest earning assets. This could result in a deterioration of our net interest margin.

Changes in interest rates could also adversely affect our financial condition by reducing the value of our derivative instruments. We use derivative instruments as part of our interest rate risk management activities to reduce risk associated with our borrowing activities. Our use of derivative instruments, however, exposes us to credit risk and market risk. Our credit risk is heightened when the fair value of a derivative contract is positive, which generally means that a counterparty owes money to us. We try to minimize credit risk in derivative instruments by entering into transactions with high-quality counterparties, but there can be no assurance that our financial evaluation of a counterparty will be accurate or that its financial status will not change.

Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Changes in interest rates may have either a positive or negative effect on the value of a derivative instrument depending on the nature of the derivative instrument.

Additionally, a substantial and sustained increase in interest rates could harm our ability to originate loans because refinancing an existing loan or taking out a subordinate mortgage would be less attractive, and qualifying for a loan may be more difficult.

The non-cash portion of our net interest income and repayment risks may grow because of our concentration in ARM loans indexed to the MTA.

Eighty five percent (85%) of the loans that we originated in fiscal 2005 were MTA loans and at December 31, 2005, MTA loans made up 52% of our loan portfolio. These loans provide the consumer with several payment options each month and may result in monthly payments being lower than the amount of interest due on the loan. Any unpaid monthly interest is added to the loan balance. The amount of the negative amortization is a non-cash item that is accrued in net interest income. This amount of net interest income will continue to increase as the negative amortization in our MTA loans increases.

These loans provide the consumer with the ability to reduce his or her initial loan payment and limit the amount of annual increase in the required monthly payment. The loans are re-amortized and the loan payments re-calculated at the earlier of (i) five years from inception of the loan; or (ii) a loan balance that has increased to 115% of the original loan. If a loan negatively amortizes in the initial year the consumer must make the payments up in the later years of the loan. This presents a potential repayment risk if the consumer is unable to meet the higher payment or to repay the loan through refinancing or sale of the underlying property.

The federal banking regulators have proposed guidance on these loans for public comment that would specify practices that lenders should follow in making these loans. At this time, the guidance is not final, and we do not know how the final guidance, if any, may affect our MTA loan production. Any regulatory limitation may affect the mortgage and residential real estate markets and limit our ability to produce loans at our current pace.

Our exposure to credit risk is increased by our commercial real estate, commercial business and construction lending.

Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At December 31, 2005, we had a balance of $488 million in commercial real estate loans (including multi-family residential loans), $101 million in construction loans, and $261 million in land loans and $196 million in commercial business loans.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If our estimate of value is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flows of their businesses. Such loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and liquidate, and fluctuate in value based on the success of the business.

Commercial real estate, commercial business and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

An inadequate allowance for loan losses would reduce our earnings.

We are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to meet our obligations. Volatility and deterioration in domestic and foreign economies, may also increase our risk for credit losses. Our portfolio composition, as of December 31, 2005, of which approximately 96% of loans are primarily secured by real estate, tends to reduce loss exposure. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have loss potential;

•	delinquency trends;

•	estimated fair market value of the collateral;

•	current economic conditions;

•	the views of our regulators; and

•	geographic and industry loan concentrations.

If our evaluation is incorrect and borrower defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. We cannot assure you that our allowance will be adequate to cover loan losses inherent in our portfolio. We may experience losses in our loan portfolios or perceive adverse trends that require us to significantly increase our allowance for loan losses in the future, which would also reduce our earnings.

Negative events in certain geographic areas could adversely affect us.

Most of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties in Florida. Negative conditions in the real estate markets where collateral for our commercial real estate or mortgage loans is located could adversely affect our borrowers’ ability to repay and the value of the collateral. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as hurricanes. Some of our depositors and borrowers are citizens of other countries, including countries of Europe, Central and South America and the Caribbean, who currently reside in the United States, are in the process of moving here or have second homes here. These loans are secured by property located in the United States, primarily in Florida, and generally carry a lower loan to value ratio than loans to domestic residents. As of December 31, 2005, the amount of residential mortgage loans made to these borrowers was approximately $1.5 billion, or 16% of our loan portfolio. The value of the underlying property provides a source of liquidation in the United States but the consumer’s ability to make his or her monthly payments may be affected by factors such as foreign exchange rates, capital outflow limitations, and other political and economic risks associated with the country of residence. Changes in the United States laws and regulations affecting residents from those countries could also adversely affect us if they result in a significant loss of deposits, increased loan defaults or a decreased market for our products. BankUnited endeavors to limit its risk through its underwriting criteria on these loans.

Changes in economic conditions could cause an increase in delinquencies and non-performing assets, including loan charge-offs, and depress our income and growth.

Our loan portfolios include many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values, a slowdown in housing price appreciation or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

•	customers may not want or need our products and services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	the quality of our loan portfolio may decline.

Any of the latter three scenarios could cause an increase in delinquencies and non-performing assets or require us to charge-off a percentage of our loans and/or increase our provisions for loan losses, which would reduce our income.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us. Consolidation among financial service providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions generally have significantly greater resources, a wider geographic presence or greater accessibility to capital, compared to us. Our competitors sometimes are also able to offer more services, more favorable pricing or greater customer convenience than we do. In addition, our competition has grown from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect additional smaller institutions to try to exploit our market.

We face substantial competition for both deposits and loans. We compete for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased competition for deposits could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. In originating mortgage loans, we compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association and other entities purchasing mortgage loans. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

The demand for residential mortgage loans in recent years has made it more difficult and expensive to recruit and retain the services of qualified lending personnel. Increased competition for loan officers and other personnel could hinder our ability to close loans and to improve our results of operations.

Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets, and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

We are dependent upon the services of our management team and qualified personnel.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the financial services industry and the markets in which we offer our services. It is possible that the loss of the services of one or more of our senior executives or key managers would have an adverse effect on our operations.

We depend on our account executives and loan officers to attract borrowers by, among other things, developing relationships with commercial and consumer clients, mortgage companies, real estate agents, brokers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager leaves our company, other members of the manager’s team may follow. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs.

Our success also depends on our ability to continue to attract, manage and retain other qualified personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

Adjustments for loans held for sale may adversely affect our profits.

In our financial statements we must revalue, on a quarterly basis, loans that we originate and classify as held for sale to the lower of their cost or market value. Depending on market conditions, such adjustments may adversely affect our results of operations. At December 31, 2005, loans held for sale totaled $13 million compared to a total loan portfolio size of $8.9 billion at the same date. The amount of total loans held for sale may change if we determine to originate a larger volume of loans with the intent of selling those loans.

If we are unable to maintain or expand our volume of business with independent brokers, our loan-origination business may decrease.

We originate a high volume of residential mortgage loans through a network of mortgage brokers. We follow careful procedures to select the brokers with whom we establish relationships and the brokers are not required to work exclusively with us. Our competitors also have relationships with the brokers in our network and actively compete with us to obtain loans and increase broker relationships. We cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker networks. Failure to do so could negatively affect the volume and profitability of our mortgage loan originations, and thus adversely affect our business, financial condition, liquidity and results of operations.

Reduced demand for our MTA loans in the secondary market could adversely affect our financial condition and operating results.

We may periodically sell our MTA loans in the secondary market. A prolonged period of secondary market illiquidity could have an adverse effect on our earnings and capital levels. Historically, the Company has held ARM loans in its portfolio; however, the industry-wide increase in the origination volume of adjustable-rate mortgages has facilitated the development of a secondary market for these products and has allowed us to sell a portion of our adjustable-rate mortgage loans into the market. Accordingly, we sold $615 million of our MTA loans in fiscal 2005. In addition, we sold $187 million of MTA loans in the first quarter of fiscal 2006. A downturn in customer demand for this product or a prolonged period of secondary market illiquidity could have an adverse effect on our balance sheet and earnings.

Loan sales or securitizations may be difficult or less profitable to execute if our loans are defective.

In connection with the sale and securitization of our loans, we are required to make a variety of customary representations and warranties regarding our company and the loans. We are subject to these representations and warranties for the life of the loan and they relate to, among other things:

•	compliance with applicable laws;

•	eligibility for whole-loan sale or securitization;

•	conformance with underwriting standards;

•	the accuracy of the information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

We may not be able to sell a loan that does not comply with these representations and warranties, or such sale may require greater effort or expense. If such loans are sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any such losses. These circumstances could adversely impact the profitability of loan sale or securitization transactions and our financial results.

Failure to pay interest on our debt may adversely impact us.

Deferral or default in making interest payments on debt could affect our ability to fund our operations and pay dividends on our common stock. As of December 31, 2005, we had approximately $195 million of trust preferred securities and junior subordinated debentures outstanding related to ten trust subsidiaries owned by us. Interest payments, including those on adjustable rate notes, are projected to be approximately $18 million per year based on interest rates at December 31, 2005, which must be paid before we pay dividends on our capital stock, including our Class A Common Stock. We have the right to defer interest payments on the notes for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments could also cause a decline in the market price of our Class A Common Stock.

As of December 31, 2005, we also had approximately $4.9 billion of available credit under our Federal Home Loan Bank of Atlanta (“FHLB”) credit line of which $4.1 billion was outstanding. Such borrowings from the FHLB were secured by a pledge of $6.1 billion of our residential first mortgage loans and other eligible collateral. Our total credit line with the FHLB is approximately 43% of the Bank’s assets at each prior quarter’s end. Failure to pay interest or principal on this debt could adversely affect our business by causing us to lose our collateral and the FHLB as a funding source. In addition to our FHLB borrowings, we had $1.2 billion in repurchase agreements outstanding as of December 31, 2005, all of which was secured by mortgage-backed securities or other investment securities.

As of December 31, 2005 we had outstanding $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the notes we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of Class A Common Stock, deliver cash or a combination of cash and shares of Class A Common Stock for the profit shares. We may redeem for cash some or all of the notes at any time on or after March 1, 2011, at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any. Holders may require us to purchase all or part of the notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029, or upon the occurrence of a fundamental change. The notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness. The notes are effectively subordinated to our entire senior secured indebtedness and all indebtedness and liabilities of its subsidiaries.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 2005, we had 1,157 full time equivalent employees. Many of these employees have limited experience with us and a limited understanding of our systems and controls. As we grow, we need to hire additional associates and management in an intensely competitive hiring environment. Additionally, we must upgrade and expand our operational, managerial and financial systems and controls. Plans for the continued development and growth of our business in the future will also require numerous resources, systems development and capital. We cannot assure you that we will be able to:

•	identify and hire qualified employees;

•	expand our systems effectively;

•	allocate our human resources optimally; or

•	meet our capital needs.

The failure to manage growth effectively could significantly harm our business, financial condition, liquidity and results of operations.

We may not be able to maintain and profit from our growth.

We may use some of the proceeds that we receive from offerings of securities for expansion activities. These activities may include additional banking offices and facilities, additional employees, new products and distribution channels and marketing strategies and acquisitions (although no specific acquisition is currently contemplated). Our ability to continue to grow depends, in part, on our ability to hire and retain qualified personnel, open new branch locations, successfully attract deposits to those locations, and identify loan and investment opportunities. We also depend on maintaining productive relationships with the brokers through whom we generate the majority of our one-to-four family residential mortgage loans that we originate. Our ability to profit from our growth also will depend on whether we can efficiently fund our growth, control our costs and maintain asset quality, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we are unable to sustain our growth, our earnings could be adversely affected.

Our future growth is dependent upon our ability to recruit additional, qualified employees, especially seasoned relationship bankers.

Our market areas are experiencing a period of rapid growth, placing a premium on highly qualified employees in a number of industries, including the financial services industry. Our business plan includes, and is dependent upon, hiring and retaining highly qualified and motivated executives and employees at every level. In particular, our success has been partly the result of our management’s ability to seek and retain highly qualified relationship bankers who have long-standing relationships in their communities. These professionals bring with them valuable customer relationships, and have been an integral part of our ability to attract deposits and to expand rapidly in our market areas. We expect to experience substantial competition in our endeavor to identify, hire and retain the top-quality employees that we believe are key to our future success. If we are unable to hire and retain qualified employees, we may not be able to grow our franchise and successfully execute our business strategy.

We may have difficulty managing our growth, which may divert resources and limit our ability to successfully expand our operations.

Our rapid growth has placed, and it may continue to place, significant demands on our operations and management. Our future success will depend on the ability of our officers and other key employees to continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures, and to manage a growing number of client relationships. We may not successfully implement improvements to our management information and control systems and control procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with new branches and banks. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

We rely heavily on the proper functioning of our technology.

We rely on our computer systems and outside servicers providing technology for much of our business, including recording our assets and liabilities. If our computer systems or outside technology sources fail, are not reliable, or suffer a breach of security, our ability to maintain accurate financial records may be impaired, which could materially affect our operations and financial condition.

The residential-mortgage-origination business is a cyclical industry, has recently been at its highest levels ever and may decline, which could reduce the number of loans we originate and could adversely impact our business.

The residential-mortgage-origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The primary influence on our originations is the aggregate demand for loans in the United States, which is affected by prevailing interest rates. A continued rise in interest rates may adversely affect our results of operations.

Terrorist activities could cause reductions in investor confidence and substantial volatility in real estate and securities markets.

It is impossible to predict the extent to which terrorist activities may occur in the United States or other regions, or their effect on a particular security issue. It is also uncertain what effects any past or future terrorist activities and/or any consequent actions on the part of the United States government and others will have on the United States and world financial markets, local, regional and national economies, and real estate markets across the United States. Among other things, reduced investor confidence could result in substantial volatility in securities markets, a decline in general economic conditions and real estate related investments and an increase in loan defaults. Such unexpected losses and events could materially affect our results of operations. Tourism and the travel industry are important factors to the general economy of our primary market, which could be adversely affected by terrorism.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future for growth, investment or strategic acquisitions. We cannot assure you that such financing will be available to us on acceptable terms or at all. If we are unable to obtain additional financing, we may not be able to grow or make strategic acquisitions or investments.

We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (OTS) as its primary federal regulator, and by the Federal Deposit Insurance Corporation (FDIC), which insures its deposits. As a member of the FHLB, the Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities. A sufficient claim against us under these laws could have a material adverse effect on our results.

Among other things, the Bank’s ability to pay cash dividends to the holding company is limited by these regulations. The Bank must notify the OTS in advance of any proposed distribution, and may not pay dividends or distribute any capital assets if the distribution is disapproved by the OTS. OTS regulations also impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Because income is received by us from the Bank through dividend payments, our ability to service the debt issued by us and dividends on our capital stock is limited by the financial condition of the Bank.

The Bank’s ability to make capital distributions is subject to regulatory limitations. Generally the Bank may make a capital distribution if notice of the proposed capital distribution is filed with the OTS at least 30 days before the board of directors approves the distribution, and the OTS does not disapprove the notice. The OTS may disapprove the notice if it determines that the Bank would be undercapitalized after the proposed distribution, that the proposed distribution raises safety and soundness concerns or that the proposed distribution would violate a statute, regulation or agreement with the OTS or any condition imposed by the OTS. The Bank’s ability to make such distribution by filing a notice, instead of an application for approval, depends on maintaining eligibility for “expedited status.” The Bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status. In addition, the Bank would be required to file an application for approval of the proposed distribution, instead of a notice, if the total amount of all capital distributions for the calendar year, including the proposed distribution, would exceed the Bank’s net income for that year plus retained net income for the preceding two years.

FDIC regulations also require all insured depository institutions to remain in a safe and sound condition, as defined in regulations, as a condition of federal deposit insurance.

OTS regulations also restrict our ability to open new banking offices. We must publish notice of the proposed office in area newspapers and, if objections are made, the new office may be delayed or disapproved.

Our operations could be harmed by a challenging legal climate.

Class action or other litigation against lenders in certain regions or related to particular products, services or practices may arise from time to time, even if the activities subject to complaint are not unlawful. Such claims may be brought, for example, under state or federal consumer protection laws. The damages and penalties claimed in these types of matters can be substantial. We may also be adversely affected by the actions our brokers, or if another company in our industry engages in criticized practices. Negative publicity may result in more regulation and legislative scrutiny of industry practices as well as more litigation, which may further increase our cost of doing business and adversely affect our profitability by impeding our ability to market our products, requiring us to change them or increasing the regulatory burdens under which we operate.

Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

Proposals for further regulation of the financial services industry are continually being introduced in Congress. The agencies regulating the financial services industry also periodically adopt changes to their regulations. Proposals that are now receiving a great deal of attention include regulation of government sponsored-entities, consumer protection initiatives relating to bank overdraft practices, security of customer information, marketing practices, the Real Estate Settlement Procedures Act, predatory lending, non-traditional mortgage loans and risk management for commercial real estate loans. Currently governmental agencies are reviewing MTA products. It is possible that one or more legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business.

Regulatory authorities have extensive discretion in their supervisory activities that could be used to restrict our business. Changes in the laws or regulations that govern us could further restrict our operations, impose burdensome requirements and increase our expenses which could impair our ability to meet our obligations.

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk is the risk to our operations from negative public opinion. Negative public opinion can result from the actual or perceived manner in which we conduct our business activities, including our sales practices, practices used in our origination and servicing operations and retail banking operations, our management of actual or potential conflicts of interest and ethical issues, and our protection of confidential customer information. Negative public opinion can adversely affect our ability to keep and attract customers and can expose us to litigation.

Our REIT subsidiary may fail to qualify as a real estate investment trust, which would adversely affect our future after-tax earnings.

Our REIT subsidiary, BU REIT, is organized and operated to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Although it is intended that our REIT subsidiary be owned and organized and operated in such a manner, its continued qualification as a real estate investment trust for federal income tax purposes is not guaranteed. No assurance can be given that new legislation, Treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualifications as a real estate investment trust or the federal income tax consequences of such qualification in a way that would adversely affect our REIT subsidiary’s ability to qualify as a real estate investment trust. Any such legislation could cause a tax event that would adversely affect our future consolidated after-tax earnings.

Provisions in our Articles of Incorporation, Bylaws and Florida law could impede efforts to remove management and frustrate takeover attempts.

Certain provisions of our Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and make a merger, tender offer or proxy contest more difficult, even if such events appear to benefit stockholders. Certain provisions of state and federal law may also discourage or prohibit a future takeover attempt in which our stockholders might otherwise receive a substantial premium for their shares over then-current market prices.

The voting power of the directors, executive officers and holders of 5% or more of our equity securities and certain provisions of our Articles of Incorporation may discourage any proposed takeover not approved by our Board of Directors. We cannot assure you that your interests will coincide with those of our directors, executive officers or 5% stockholders. Under our Articles of Incorporation, as amended, we may issue additional shares of Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”) at any time. See, “Description of Capital Stock” for a summary description of the terms and conditions of our capital stock. We do not intend to issue additional shares of the Class B Common Stock and Series B Preferred Stock if the issuance would result in the termination of trading of the Class A Common Stock on the Nasdaq National Market.

Our insiders hold voting rights that give them significant control over matters requiring stockholder approval.

Our directors and executive officers hold substantial amounts of our Class A Common Stock, Class B Common Stock and Series B Preferred Stock. Each share of Class A Common Sock is entitled to one-tenth vote, each share of Class B Common Stock is entitled to one vote, and each share of Series B Preferred Stock is entitled to two and one-half votes. For a more detailed description of our capital stock see, “Description of Securities—Description of Capital Stock.” These classes generally vote together on matters presented to stockholders for approval. As of December 31, 2005, directors and executive officers held approximately 50% of our total voting power and approximately 64% if they exercised all options exercisable within 60 days of December 31, 2005, to purchase shares of such stock. If they vote together, our officers and directors will significantly influence the election of directors and other matters requiring stockholder approval, including proposals made by stockholders and changes in control. Consequently, other stockholders’ ability to influence our actions through their vote may be limited and the non-insider stockholders may not have sufficient voting power to approve a change in control even if a significant premium is being offered for their shares. We cannot assure you that our officers and directors will vote their shares in accordance with your interests.

There are several business and family relationships among directors that could create conflicts of interest.

Several of our directors have business relationships with us and each other. During the 2005 fiscal year, we paid the law firm of Camner, Lipsitz and Poller, P.A. approximately $3.5 million in fees for representing us in mortgage loan closings, foreclosures, litigation, corporate and other matters. Alfred R. Camner, our chairman of the Board and Chief Executive Officer, is the Senior Managing Director and one of two of the shareholders of this law firm. One of Mr. Camner’s children is also employed as the law firm’s Managing Director. In addition, directors and employees of the law firm own our stock and have received and may in the future receive options to acquire our stock. During fiscal 2005, the insurance firm of which Marc Jacobson, one of our directors, is an officer and director, received a total of approximately $300,000 in insurance commissions on policies purchased by us. In addition, one of Mr. Camner’s children serves as one of our directors and is employed by the Bank, and one of his children serves as a director of a subsidiary of the Bank. We have “opted-out” of the Florida statute which would require the approval of either disinterested directors or a super majority vote of disinterested stockholders in the event of a certain affiliate transactions. Business and family relationships among us, our directors and officers may create conflicts of interest which are reviewed and addressed by our board of directors. We cannot assure you that your interests will coincide with those of our officers and directors.

Risks Related to this Offering

The notes are unsecured and effectively subordinated to indebtedness and other liabilities of our subsidiaries.

The notes are unsecured. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all secured indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The notes are our obligations exclusively. Our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, are subject to the satisfaction of claims of the subsidiaries’ creditors, including the Bank’s depositors. Consequently, the notes are effectively subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2005, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $315 million. As of December 31, 2005, our subsidiaries had approximately $5.3 billion in outstanding indebtedness (which included approximately $5.3 billion of total secured indebtedness).

The indenture for the notes does not limit our ability to incur indebtedness (secured or otherwise), or our ability or that of any of our presently existing or future subsidiaries, to incur other indebtedness and other liabilities. We and our subsidiaries may incur additional indebtedness, which could adversely affect our ability to satisfy our obligations under the notes.

We are a holding company, and we may not have access to the cash flow and other assets of the subsidiaries that may be needed to make payment on the notes.

Although all of our business is conducted through our subsidiaries, including the Bank, none of our subsidiaries is obligated to make funds available to us for payment on our indebtedness, including the notes and any cash payments in respect of the notes. Accordingly, our ability to make payments on the notes and cash settlement of obligations on the notes is dependent on the earnings and the distribution of funds from our subsidiaries, including the Bank. In the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the notes or cash settlement of obligations on the notes, and such dividend were determined to be either made in breach of the relevant corporate laws or a fraudulent transfer, holders of the notes would be required to return the payment to the subsidiary’s creditors. Our subsidiaries are permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Further, our ability to receive dividends from the Bank is subject to extensive government regulation. We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to receive dividends from the Bank.

Our debt service obligations may adversely affect our cash flow.

While the notes are outstanding, we will have debt service obligations on the notes of approximately $3.75 million per year in interest payments (excluding contingent interest or additional amounts, if any) and on other indebtedness of approximately $216 million per year in interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business.

We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments.

Our indebtedness could have significant negative consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

See, “—Risks Related to Our Business—Failure to pay interest on our debt may adversely impact us.”

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

Although we are subject to restrictive covenants under instruments governing certain of our existing indebtedness, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to meet our financial obligations, including our obligations under the notes or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

We have amended the indenture governing the notes to provide that, upon conversion of the notes, we will pay only cash in settlement of the principal amount thereof and we will have the right to elect to settle any amounts in excess of principal in cash and/or shares of our Class A Common Stock.

We will satisfy our conversion obligation to holders by paying only cash in settlement of the principal amount of the notes and by delivering cash and/or shares of our Class A Common Stock in settlement of any and all conversion obligations in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our Class A Common Stock, or they might receive few shares of Class A Common Stock relative to the conversion value of the note in excess of the principal amount. Our liquidity may also be reduced to the extent we are required to deliver cash rather than shares of Class A Common Stock such as when there is a fundamental change or other right to force us to redeem the notes. In addition, because we will settle upon conversion of the notes in cash or a combination of cash and our Class A Common Stock, settlement will be delayed until the 31st trading day following our receipt of the holder’s conversion notice, unless the cash settlement averaging period is extended under certain circumstances or the holder submits its conversion notice within 30 trading days prior to maturity. See “Description of Notes—Conversion Procedures.”

We may not have the funds necessary to purchase the notes at the option of the holder or upon a fundamental change as required by the indenture governing the notes.

On March 1, 2011, 2014, 2019, 2024 and 2029, holders of the notes may require us to purchase their notes in cash. Holders may also require us to purchase their notes in cash upon a fundamental change as described under “Description of Notes—Repurchase of notes at the option of holders.” If we do not have access to sufficient funds to repurchase the notes, then we would not be able to repurchase the notes. As a holding company, we are dependent upon dividends and any other permitted payments from our subsidiaries or additional financing to enable us to pay dividends and to repurchase the notes. Such payments or additional financing may not be available to us in the amounts necessary.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

The fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the notes.

There is no active market for the notes and if an active trading market does not develop for these notes, holders may not be able to resell them.

The notes are a new issue of securities for which there is currently no public trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the notes. The notes originally issued and sold in the private offering are trading in the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. We cannot assure you that any market in the notes will develop, or if one does develop, that it will be maintained. In addition, market-making activity will be subject to the limits imposed by law.

Although under the registration rights agreement we are required to register the resale of the notes, there can be no assurance that we will be able to successfully register the notes. In addition, under the registration rights agreement we are permitted to suspend the use of an effective registration statement for specific periods of time for certain reasons.

Further, even if a market were to exist, the notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for such.

If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the market price of our Class A Common Stock;

•	the redemption and repayment features of the notes to be sold; and

•	the time remaining to the maturity of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The price of our Class A Common Stock and, therefore, the price of the notes, may be subject to fluctuations and volatility.

The market price of our Class A Common Stock has been subject to fluctuations. These fluctuations could continue and could cause fluctuations in the price of the notes. Among the factors that could affect the price of our Class A Common Stock are those discussed in these risk factors as well as:

•	actual or anticipated variations in our operating results;

•	changes in financial reports by securities analysts;

•	announcements relating to strategic relationships, acquisitions or investments;

•	the occurrence of major catastrophic events including terrorist attacks;

•	general market conditions; and

•	the other factors identified under “Forward-Looking Statements.”

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A Common Stock and of the notes.

Securities we issue could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the Class A Common Stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available. We may also issue equity securities as consideration for acquisitions we may make.

The contingent conversion feature of the notes could result in you receiving less than the value of the Class A Common Stock into which a note would otherwise be convertible.

The notes are convertible into cash and shares of our Class A Common Stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the Class A Common Stock into which the notes would otherwise be convertible. You will only receive cash in settlement of the principal amount of the notes.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

Holders of the notes are entitled to convert the principal amount of the notes into cash and to convert any and all conversion obligations in excess of the principal amount of the notes into cash and/or our Class A Common Stock, at our option, if among other circumstances the closing sale price of our Class A Common Stock for at least 20 consecutive trading days in any 30 consecutive trading day period is greater than or equal to 125% of the then current conversion price. BankUnited will reflect the effects of the notes in diluted earnings per share using the treasury stock method. Under current accounting rules, until the market price of the Class A Common Stock exceeds the conversion price, no additional earnings dilution will take place. As the price of Class A Common Stock exceeds the conversion price, an increasing number of shares would be included in diluted earnings per share.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustments for certain events, including but not limited to the issuance of stock dividends on our Class A Common Stock, the issuance of rights or warrants, subdivisions, or combinations of our Class A Common Stock, distributions of capital stock indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” The conversion rate may not be adjusted for other events that may adversely affect the trading price of the notes or the Class A Common Stock into which such notes may be convertible.

You should consider the U.S. federal income tax consequences of owning notes.

We and each holder agree in the indenture to treat the notes as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. As a result, a U.S. holder will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of any cash interest received on the notes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the notes at the “comparable yield” of the notes, which we have determined to be 7.45% per annum, compounded semi-annually. U.S. holders will be required to accrue original issue discount income at this rate on a constant yield to maturity basis (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the notes are outstanding.

A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement, including the fair market value of any Class A Common Stock received upon conversion or otherwise, and the U.S. holder’s “adjusted tax basis” in the note. Any gain recognized by the U.S. holder on the sale, exchange, conversion, repurchase or retirement of a note generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of the interest previously included in income and the balance will be treated as capital loss. The deductibility of capital losses is subject to limitations. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

If we pay a cash dividend on our Class A Common Stock, we may be required under the indenture to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Material U.S. Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Actual results or performance could differ from those implied or contemplated by such statements. Statements that are not historical in nature, including those using the words “anticipate,” “estimate,” “should,” “expect,” believe,” “intend,” and similar expressions, are forward-looking statements.

These forward-looking statements are subject to certain risks and uncertainties, including, among others: general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values, competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional equity or debt securities by us; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of our common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting our operations, price, products and delivery of services. Other factors that could cause actual results to differ materially are: (i) other risks and uncertainties described from time to time in our filings with the SEC, (ii) the risk factors or uncertainties set forth in this prospectus supplement, and (iii) other risks and uncertainties that have not been identified at this time.

Information in this prospectus is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the notes or any shares of Class A Common Stock issued upon conversion of the notes offered by this prospectus. See “Selling Securityholders.” The notes and the shares of Class A Common Stock issuable upon conversion of the notes are being sold by the selling securityholders or their pledgees, donees, transferees and other successors in interest.

CAPITALIZATION

The following table shows our consolidated capitalization (unaudited) as of March 15, 2006, on an actual basis and as adjusted to give effect to the offering of the notes. You should read the following table with the financial statements and notes which are incorporated by reference into this prospectus.

	Actual	As Adjusted
	(in 000’s)
Convertible Senior Notes	$120,000	$120,000
Trust preferred securities and subordinated debentures	195,052	195,052
Stockholders’ Equity:
Preferred Stock, $.01 par value; authorized—10,000,000 shares; issued—984,713 shares; outstanding—957,993 shares(1)	10	10
Class A Common Stock, $.01 par value; authorized—60,000,000 shares; issued—36,284,151 shares; outstanding—35,850,571 shares; issued	363	363
Class B Common Stock, $01 par value; authorized—3,000,000 shares; issued—579,262 shares; outstanding—398,562 shares	6	6
Treasury Stock	(7,731)	(7,731)
Additional paid-in capital	496,594	496,594
Retained Earnings	222,900	222,900
Deferred compensation and option shares	1,695	1,695
Accumulated other comprehensive income	(24,951)	(24,951)

Total stockholders’ equity	$688,886	$688,886

(1)	As of March 15, 2006, such shares had an aggregate liquidation preference of $7.3 million.

The table above excludes:

•	up to 1,831,624 shares of Class A Common Stock issuable by us if all outstanding shares of Series B Preferred Stock, and Class B Common Stock, including shares of restricted stock that may be forfeited and cancelled in the future if the restrictions are not satisfied, are converted as of March 15, 2006;

•	5,729,358 shares of Class A Common Stock issuable upon exercise of options at a weighted average exercise price of $18.09 per share as of March 15, 2006, including the exercise of options for Class B Common Stock at a weighted average exercise price of $7.25 per share as of March 15, 2006, and options for Series B Preferred Stock at a weighted average exercise price of $24.10 per share as of March 15, 2006, and upon the conversion of such Class B Common Stock and Series B Preferred Stock into shares of Class A Common Stock;

•	422,851 shares of Class A Common Stock, and 54,281 shares of Class B Common Stock, held as treasury stock, and 10,729 shares of Class A Common Stock, 126,919 shares of Class B Common Stock, and 26,720 shares of Series B Preferred Stock, held in rabbi trusts; and

•	a number of shares, if any, which may be issued upon conversion of our 3.125% Convertible Senior Notes. In 2004, we issued $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the notes we will deliver cash for 100% of the principal amount of the notes and may, at our discretion, in lieu of delivering shares of Class A Common Stock, deliver cash or a combination of cash and shares of Class A Common Stock for the profit shares.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock has been traded on the Nasdaq National Market since December 1985 under the symbol “BKUNA.” The following table shows the high and low sales prices of our Class A Common Stock as quoted on the Nasdaq National Market for our last three fiscal years and for fiscal 2006 through April 6, 2006. As of March 15, 2006, there were approximately 943 record holders of Class A Common Stock and 36,284,151 shares are issued and 35,850,571 shares are outstanding.

Stock price data on the Nasdaq National Market reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Class A Common Stock Price
	High	Low
Fiscal Year Ended September 30, 2003
1st Quarter	$17.46	$13.70
2nd Quarter	18.05	14.75
3rd Quarter	20.35	17.60
4th Quarter	23.09	19.20

Fiscal Year Ended September 30, 2004
1st Quarter	26.53	21.02
2nd Quarter	29.70	24.82
3rd Quarter	29.42	24.44
4th Quarter	29.77	25.15

Fiscal Year Ended September 30, 2005
1st Quarter	32.95	27.18
2nd Quarter	32.28	26.05
3rd Quarter	28.03	23.56
4th Quarter	28.83	22.48

Fiscal Year Ended September 30, 2006
1st Quarter	27.64	20.18
2nd Quarter	28.86	25.89
3rd Quarter (1)	27.12	26.55

(1)	Through April 6, 2006

DIVIDENDS

The holders of the Class A Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor, which may be declared solely on the Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on the Class B Common Stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board of Directors. Since March 29, 2005, our Board of Directors has declared and paid a cash dividend of one-half cent ($0.005) per share on four occasions. Prior to that time, we generally did not pay cash dividends on our Class A Common Stock. We anticipate that we will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of our Board.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

	For the Three Months Ended December 31,		For the Fiscal Years Ended September 30,
	2005	2004	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	1.44	1.57	1.21	1.61	1.46	1.41	1.33
Ratio of earnings to combined fixed charges and preferred stock dividends	1.26	1.38	1.14	1.38	1.27	1.22	1.12

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain summary financial information in the table below for the periods and dates indicated. This information, other than for the three months ended December 31, 2005 and December 31, 2004 is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes, which are incorporated by reference into this prospectus. The results for the three months ended December 31, 2005 and December 31, 2004 are derived from unaudited consolidated financial statements and related notes and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the
	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2005	2004	2005(1)	2004	2003	2002	2001
	(Dollars and shares in thousands, except earnings per share)		(Dollars and shares in thousands, except earnings per share)
Operations Data:
Total Interest Income	$143,693	$94,278	$431,370	$332,101	$315,392	$328,987	$324,692
Total Interest Expense	92,215	55,401	268,411	188,903	198,848	217,171	246,793

Net Interest Income	51,478	38,877	162,959	143,198	116,544	111,807	77,899
Provision for Loan Losses	2,300	1,150	3,800	5,025	5,425	9,200	7,100

Net Interest Income After Provision for Loan Losses	49,178	37,727	159,159	138,173	111,119	102,607	70,799

Non-Interest Income:
Service and other Fees, net of amortization and impairment	3,233	2,270	8,748	6,326	4,666	4,264	5,880
Gain on sales of loans, securities and other assets	1,890	2,003	6,112	4,957	14,572	5,407	3,220
Other	2,384	2,078	7,751	9,080	9,538	6,991	3,877

Total Non-Interest Income	7,507	6,351	22,611	20,363	28,776	16,662	12,977

Non-Interest Expenses:
Employee Compensation and Benefits	16,761	11,196	51,817	43,773	40,390	33,180	23,872
Occupancy and Equipment	6,943	5,001	24,379	17,399	12,606	11,166	9,046
Professional Fees	1,496	569	6,796	3,892	4,610	5,342	3,267
Other	7,232	5,956	60,863	19,609	26,618	22,174	16,875

Total Non-Interest Expense	32,432	22,722	143,855	84,673	84,224	71,862	53,060

Income before Income Taxes	24,253	21,356	37,915	73,863	55,671	47,407	30,716
Provision for Income Taxes	8,078	6,831	10,378	23,141	16,551	17,086	11,620

Net Income Before Preferred Stock Dividends	16,175	14,525	27,537	50,722	39,120	30,321	19,096
Preferred Stock Dividends	118	104	431	379	316	257	649

Net Income After Preferred Stock Dividends	$16,057	$14,421	$27,106	$50,343	$38,804	$30,064	$18,447

Basic Earnings Per Common Share	$0.53	$0.48	$0.90	$1.69	$1.45	$1.20	$0.91

Diluted Earnings Per Common Share	$0.50	$0.45	$0.85	$1.58	$1.36	$1.12	$0.87

Weighted Average Number of Common Shares and Potential Common Shares Assumed Outstanding During the Period:
Basic	30,169	30,023	30,090	29,843	26,803	25,142	20,228
Fully Diluted	32,231	32,381	32,339	32,153	28,865	27,073	21,354
Financial Condition Data:
Total Assets	$11,259,300	$8,914,612	$10,667,705	$8,710,445	$7,145,143	$6,028,548	$5,238,195
Loans Receivable, net (2)	8,876,395	6,295,751	8,027,592	5,726,800	3,939,588	3,713,365	3,499,608
Investments (3)	1,821,940	2,184,989	2,093,118	2,552,951	2,559,946	1,731,900	1,217,504
FHLB Stock and Other Earning Assets	201,291	153,059	190,043	156,166	123,431	90,724	75,625
Total Liabilities	10,736,939	8,412,665	10,160,089	8,217,788	6,697,770	5,683,399	4,937,749
Deposits	5,007,357	3,726,783	4,733,355	3,528,262	3,236,106	2,976,171	2,653,145
Borrowings (4)	5,445,911	4,421,404	5,101,733	4,417,665	3,177,588	2,361,131	1,992,837
Trust Preferred Securities and Subordinated Debentures	195,108	195,841	195,500	164,979	162,219	253,761	203,592
Total Stockholders’ Equity	522,361	502,007	507,616	492,657	447,373	345,149	300,446
Common Stockholders’ Equity (5)	515,094	495,708	501,054	486,529	441,917	340,910	297,620
Book Value Per Common Share	$16.92	$16.39	$16.59	$16.19	$14.88	$13.52	$11.88
				(Continued on the next page)

	As of or for the
	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2005	2004	2005(1)	2004	2003	2002	2001
Selected Financial Ratios:
Performance Ratios:
Return on Average Assets (6)	0.60%	0.67%	0.29%	0.66%	0.61%	0.57%	0.42%
Return on Average Tangible Common Equity (6)	13.40	12.52	5.79	11.78	11.02	10.56	9.46
Return on Average Total Equity (6)	12.57	11.73	5.48	10.99	10.14	9.58	8.20
Interest Rate Spread	1.86	1.73	1.57	1.73	1.68	1.91	1.45
Net Interest Margin	1.97	1.84	1.78	1.92	1.90	2.17	1.77
Dividend Payout Ratio (7)	1.66	.71	3.19	0.75	0.81	0.85	3.40
Non-interest Expenses to Average Assets	1.19	1.04	1.53	1.10	1.32	1.34	1.17
Efficiency Ratios (8)	54.98	50.24	77.52	51.77	57.96	55.93	58.39
Asset Quality Ratios:
Non-performing Loans to Total Loans	0.11%	0.24%	0.10%	0.27%	0.89%	0.70%	0.76%
Non-performing Assets to Total Loans and Real Estate Owned	0.11	0.27	0.11	0.31	0.99	0.79	0.84
Non-performing Assets to Total Assets	0.09	0.19	0.08	0.20	0.59	0.53	0.60
Net Charge-offs to average Total Loans	-0-	0.52	0.03	0.05	0.08	0.12	0.11
Loan Loss Allowances to Total Loans	0.32	0.39	0.32	0.42	0.52	0.51	0.42
Loan Loss Allowances to Non-performing Loans	299.14	158.74	306.94	151.52	59.20	72.53	56.00
Capital Ratios:
Average Common Equity to Average Total Assets	4.67%	5.61%	5.26%	5.94%	5.53%	5.85%	4.94%
Average Total Equity to Average Total Assets	4.74	5.68	5.33	6.02	6.05	5.92	5.13
Core Capital-to-Assets Ratio (9)	7.04	7.25	7.11	7.26	7.24	7.77	7.12
Risk-Based Capital-to-Assets Ratio (9)	14.04	15.23	14.49	15.60	16.08	16.97	14.66

(1)	Results for fiscal 2005 include a net after-tax charge of $24.2 million related to prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and settlement of related interest rate swaps.
(2)	Does not include mortgage loans held for sale.
(3)	Includes Federal Home Loan Bank overnight deposits, federal funds sold, securities purchased under agreements to resell, investment securities and mortgage-backed securities.
(4)	Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta, senior notes and convertible notes.
(5)	Calculated by deducting the liquidation value of preferred shares from total stockholders’ equity.
(6)	Return is calculated before payment of preferred stock dividends.
(7)	The ratio of total dividends declared during the period (including dividends on BankUnited’s Preferred Stock and BankUnited’s Class A and Class B Common Stock) to total earnings for the period before dividends.
(8)	Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.
(9)	Regulatory capital ratio of the Bank.

BUSINESS

General

BankUnited Financial Corporation was organized in 1993 as the holding company for the Bank which is the largest banking institution headquartered in Florida based on assets. Our primary business consists of the Bank’s operations. The Bank, which was founded in 1984, offers a full spectrum of consumer and commercial banking products and services to consumers and businesses located primarily in Florida.

Our revenues consist mainly of interest earned on loans and investments and fees received for our financial services and products. Our expenses consist primarily of interest paid on deposits and borrowings and expenses incurred in providing services and products. At December 31, 2005, we had assets of $11.3 billion, total loans of $8.9 billion, liabilities of $10.7 billion, deposits of $5.0 billion and stockholders’ equity of $522.4 million. As of March 27, 2006 the Bank’s distribution system included 71 full service branches in Florida, three loan production offices in Florida and four outside of Florida, an extensive wholesale network for originating loans through mortgage broker relationships, and channels for conducting business through automated teller machines, PC banking, telebanking and internet banking. We intend to open approximately 10 to 14 new full-service banking offices in Florida during fiscal 2006.

Employees

At December 31, 2005, we had 1,157 full-time equivalent employees. Management considers relations with its employees to be good.

Market Area and Competition

We operate in a highly competitive environment. Competition in making loans has stemmed mostly from other savings institutions, mortgage banking companies, and commercial banks. We also compete indirectly with government-sponsored entities such as the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Many larger savings institutions, mortgage banking companies, and commercial banks are headquartered or have a significant number of branch offices in the areas in which we compete. The primary factors in competing for loans are interest and payment rates, loan fee charges, underwriting standards, and the quality of service to borrowers and their representatives. Competition for deposits has historically come from other savings institutions, commercial banks, credit unions, the equities market, mutual funds, issuers of government and corporate debt securities, securities dealers, insurance companies, and other financial services providers. The principal methods we use to attract and retain deposits, in addition to the interest rates and terms offered, include the convenience of our branch locations, and our commitment to customer service. We emphasize the local knowledge, experience and involvement of our management team as well as localized decision-making to compete in neighborhood micro-markets within Florida.

The operations of financial institutions are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of financial institution regulatory authorities. Deposit flows and costs of funds are impacted by interest rates on competing investments and general market rates of interest. Lending and other investment activities are affected by the demand for mortgage, consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds. Changes in the government’s monetary, tax, or housing financing policies can also affect the ability of lenders to compete profitably.

Lending Activities

Our activities are targeted at increasing residential mortgage and consumer loan originations, and expanding the commercial lending and commercial real estate areas. We utilize lending activities to develop broader customer relationships in areas served by our network of branches. We produce loans primarily for its portfolio although we periodically sell a portion of the loans produced.

One-to-four-Family Residential Mortgage Lending.    We offer an extensive array of residential mortgage products and originate loans for both the Bank’s loan portfolio and for sale or securitization in the secondary market to governmental sponsored entities or other investors. We originate loans through 78 locations including 71 full-service banking offices located in Florida, three loan production offices in Florida, and four loan production offices located in other states. The distribution channels used to originate loans include a network of mortgage brokers, internal retail loan originators, and our sales force at each of our banking and loan production offices. These distribution channels allow us to generate high levels of loan volume as well as to offer additional products and services to loan customers through our retail banking offices.

For the fiscal years ended September 30, 2005, 2004, and 2003, interest income generated from one-to-four family residential loans, including amortization of fees and premiums, represented 82.4%, 83.4%, and 86.3%, respectively, of total interest income and fees on loans.

Our first mortgage loans generally have contractual maturities of between 15 and 40 years. However, residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan.

Our specialty consumer mortgage loans offer our customers the convenience of an accelerated application, review and approval process. These loans have contractual terms of up to 30 years, with the majority having 15-year maturities, and also tend to prepay at a much faster rate than their contractual maturities.

We originate both fixed and adjustable rate (ARMs) one-to-four family loans typically secured by first mortgages on the borrower’s primary or secondary residence. Our ARMs generally have interest rates that adjust after an initial fixed-rate period. Growth in loans during the past two years has been centered in mortgage loan products indexed to the Monthly Treasury Average (MTA). The MTA index is the twelve month average of the monthly average yields on U.S. Treasury securities adjusted to a constant maturity of one year. Most of the MTA loans we originate provide borrowers with payment options which could change the amount of interest collected on a monthly basis (one-month MTA). These payment options have the potential to result in negative amortization, which may increase the principal balance of loans up to a maximum limit of 115% of the original loan at which time the loans are amortized over their remaining lives resulting in higher payments. In addition, the twelve month look back period and averaging nature of MTA index results in a slower reaction to changes in short term interest rates on assets indexed to the MTA than on liabilities priced at the short term market rates. This lag, combined with fluctuations in interest earned when borrowers exercise their payment options, can produce volatility in the net interest margin. In a rising interest rate environment, the lagging effect tends to reduce the net interest margin with improvement in the margin occurring as short-term interest rates level off or decline. The magnitude of the impact of lag on margin is a function of the size of the interest rate movement and frequency of change, while the timing of the lag is driven by the averaging of the index over a twelve-month period. As of December 31, 2005, our MTA portfolio average loan to value ratio is 74% and the average FICO score is over 700.

The following table provides the composition of our one-four family loans as of December 31, 2005 and September 30, 2005, including loans held for sale.

	As of December 31, 2005		As of September 30, 2005
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
One-to-four family residential loans:
Fixed rate loans	$1,108,391	14.9%	$996,455	14.9%
Adjustable rate loans (ARM):
Traditional ARM	1,802,897	24.3	1,835,337	27.4
Other MTA	4,518,307	60.8	3,858,726	57.7

Total ARM loans	6,321,204	85.1	5,694,063	85.1

Total one-to-four family residential loans, including loans held for sale	$7,429,595	100.0%	$6,690,518	100.0%

Option ARM loans are adjustable-rate mortgages which provide borrowers flexible payment options and have the potential for negative amortization. Option ARM loans represent 50.8% and 48.0% of our total loans outstanding as of December 31, 2005 and September 30, 2005, respectively. As of December 31, 2005, option ARM loans with a balance of $2.4 billion were negatively amortizing with approximately $21.1 million of their principal balances resulting from negative amortization. As of September 30, 2005, option ARM loans with a balance of $2.0 billion were negatively amortizing with approximately $12.4 million of their principal balances resulting from negative amortization. These loans are subject to interest rate caps.

Consumer Lending.    Consumer loans are originated through our branch network in the form of home equity loans and lines of credit, and to a lesser extent, automobile, boat, and cash collateral loans. Home equity lines of credit are made with adjustable rates indexed to the prime rate, and generally have maturities of ten years or less. Home equity loans are fixed rate loans with maturities up to 15 years. Automobile, boat, and cash collateral loans are offered on a fixed rate basis.

Commercial Real Estate and Multi-Family Lending.    We originate and participate in commercial real estate loans, and to a lesser degree, multi-family loans, which may have fixed or variable interest rates. Our commercial real estate strategy is to increase originations by developing long-term relationships with businesses, real estate developers, investors, and other professionals in the real estate market. The commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, industrial/warehouses, retail centers and other properties located primarily in our market area.

Real Estate Construction Lending.    We make real estate construction loans to builders and real estate developers for the construction of commercial and single and multi-family real estate. These loans are primarily secured by single family homes, condominiums, apartments, retail centers, commercial warehouse properties, office buildings, medical facilities or other property. The loans generally provide for the payment of interest and loan fees from loan proceeds and are underwritten to the same standards as commercial real estate loans. Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is often difficult to determine the total loan funds that will be required to complete a project, the related loan-to-value ratios and the likelihood of a project’s ultimate success. We are sensitive to trends that may increase risk for certain projects and take precautionary measures when considering loans related to condominium developments in certain segments of the Florida market.

Land.    We make land loans to individuals for the purchase of land for their residences, as well as to builders and real estate developers for the purchase of land slated for future development. The Bank generally requires that the properties securing land loans be developed within 12 to 36 months and these loans generally have a lower loan-to-value ratio than other commercial real estate loans.

Commercial Lending.    We make and participate in both secured and unsecured commercial business loans to companies in our market area. The strategy for commercial lending focuses on forming and maintaining customer relationships with primarily middle market companies doing business in Florida, but also places significant attention on small businesses. The majority of our commercial business loan portfolio is secured by accounts receivable, inventory, equipment, and/or general corporate assets of the borrowers, as well as the personal guarantee of the principal. We also make and participate in loans originated by third parties. Commercial business loans may have fixed or variable interest rates and are typically originated for maturities ranging from one to five years. Commercial business loans are generally made for shorter maturities and may involve a higher level of risk because of the difficulty in liquidating the underlying collateral in the event of default.

Mortgage Loan Servicing

Although we originate loans primarily for our portfolio, we also sell a portion of the mortgage loans that we originate and may retain the right to service those loans. Mortgage servicing rights (MSR) arise from contractual agreements between the Bank and investors in mortgage securities and mortgage loans. Under these contracts, we perform loan-servicing functions in exchange for fees and other remuneration. We recognize MSR as assets upon the sale of loans that continue to be serviced by us. The value of MSR assets is derived from future revenues from contractually specified servicing fees, late charges, and other ancillary revenues that are expected to be more than adequate compensation to cover the costs associated with performing the service, and generally expressed as a percent of the unpaid principal balance. The servicing functions typically performed include: collecting and remitting loan payments, responding to borrower inquiries, accounting for principal and interest, holding custodial funds for payment of property taxes and insurance premiums, and generally administering the loans. The servicing fees paid to the Bank are collected from the monthly payments made by the mortgagors. In addition to fees paid for servicing the loans, we receive other ancillary fees such as late charges, and prepayment penalties.

We are subject to certain costs and risks related to servicing delinquent loans. Servicing agreements may require us to advance funds to make scheduled payments of interest, taxes and insurance, and in some instances principal, even if such payments have not been received from the borrowers. As a servicing entity, we generally recover substantially all of the advanced funds upon cure of default by the borrower, or through foreclosure proceedings and claims against agencies or companies that have insured or guaranteed the loans. Other agreements may require us to remit funds to the loan purchaser only upon receipt of payments from the borrower and, accordingly, the investor bears the risk of loss.

At September 30, 2005, 2004 and 2003, we were servicing loans of approximately $1.7 billion, $1.3 billion and $1.0 billion, respectively, for others. As of September 30, 2005, 2004 and 2003, we had mortgage servicing rights with a carrying amount of $22.1 million, $15.4 million and $12.9 million, respectively. We are is subject to the risk that economic conditions may cause a revaluation of our servicing assets as borrowers refinance or otherwise prepay higher interest rate loans.

Deposits

The Bank offers a variety of deposit products ranging from personal and commercial transaction accounts, money market and regular savings accounts to certificates of deposit with maturities of up to five years. The following table sets forth average amounts and weighted average rates paid on each deposit category for the periods indicated:

	For the Quarter ended December 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Savings accounts	$1,199,321	3.22%	$972,368	1.79%
Transaction accounts:
Non-interest-bearing deposits	342,756	—	247,454	—
Interest bearing deposits	242,062	1.24	261,982	1.31
Money market	144,809	2.83	135,887	0.98
Certificates of deposit	2,931,900	3.74	1,956,489	2.74

Total average deposits	$4,860,848	3.20%	$3,574,180	2.12%

(1)	As of December 31, 2005 and 2004, we had $322 million, $262 million, respectively, of certificates of deposit issued to the State of Florida, referred to as public funds. These public funds are collateralized with FNMA, and FHLMC mortgage-backed securities with an aggregate market value of approximately $162 million and $129 million at December 31, 2005 and 2004, respectively.

Investments and Mortgage-Backed Securities

We maintain an investment portfolio consisting of debt, equity, and mortgage-backed securities of FNMA and FHLMC; debt, equity, trust preferred, and mortgage-backed securities of private issuers; and municipal bonds. Federal regulations limit the instruments in which we may invest our funds. Our current investment policy permits us to acquire securities which are primarily rated investment grade by a nationally recognized rating agency.

The majority of our investment portfolio consists of mortgage-backed securities which are primarily acquired for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowing or pledged as collateral for certain deposits, including public funds deposits. Mortgage-backed securities may be fixed or adjustable-rate and include collateralized mortgage obligations and mortgage pass-through certificates. We acquire mortgage-backed securities through direct purchases, as proceeds for loans sales to FNMA and FHLMC, or through securitization of our own loans. At December 31, 2005, and 2004 our investments and mortgage-backed securities totaled $1.8 billion, and $2.2 billion, respectively.

Borrowings

We have borrowings consisting of advances from the Federal Home Loan Bank of Atlanta (“FHLB”), securities sold under agreements to repurchase, convertible senior notes, trust preferred securities and subordinated debentures. These borrowings may be entered into on a short-term or long-term basis. Generally, any borrowing having an original maturity of one year or greater is considered long-term.

MANAGEMENT

The following table sets forth information concerning BankUnited’s directors and executive officers:

Name	Age	Position
Alfred R. Camner	61	Chief Executive Officer and Chairman of the Board of Directors(1)
Lawrence H. Blum	62	Vice Chairman of the Board of Directors and Secretary(1)
Ramiro A. Ortiz	55	President, Chief Operating Officer and Director
Humberto L. Lopez	46	Senior Executive Vice President and Chief Financial Officer
Bernardo M. Argudin	54	Executive Vice President and Chief Accounting Officer
Carlos R. Fernandez-Guzman	49	Executive Vice President, Bank Services
James R. Foster	60	Executive Vice President, Corporate Finance
Felix M. Garcia	56	Executive Vice President, Risk Management
Robert L. Green	44	Executive Vice President, Residential Lending
Abel L. Iglesias	43	Executive Vice President, Corporate and Commercial Banking
Joris Jabouin	37	Executive Vice President and General Auditor
Roberta R. Kressel	50	Executive Vice President, Human Resources
Robert A. Marsden	63	Executive Vice President, Corporate Real Estate Services
Douglas B. Sawyer	48	Executive Vice President, Consumer Banking
Clay F. Wilson	46	Executive Vice President, Commercial Real Estate
Lauren Camner	31	Senior Vice President and Director
Tod Aronovitz	55	Director
Allen M. Bernkrant	75	Director(2), (3), (4)
Sharon A. Brown	61	Director(2)
Marc D. Jacobson	63	Director
Hardy C. Katz	64	Director(2), (3)
Neil H. Messinger, M.D.	67	Director(1), (3), (4)
Dr. Albert E. Smith	73	Director

(1)	Indicates member of the Executive Committee
(2)	Indicates member of the Audit Committee
(3)	Indicates member of the Compensation Committee
(4)	Indicates member of the Corporate Governance and Nominating Committee

Alfred R. Camner has served as our Chairman of the Board and Chief Executive Officer since 1993, our President from 1993 to 1998 and from, 2001 to 2002, and our Chief Operating Officer from 2001 to 2002. He has also served as the Bank’s Chairman of the Board and Chief Executive Officer since 1984, President from 1984 to 1993, from 1994 to 1998, and from 2001 to 2002, and Chief Operating Officer from 2001 to 2002. He has been the Senior Managing Director of the law firm Camner, Lipsitz and Poller, P. A. and its predecessor since 1973. Mr. Camner was General Counsel and one of the principal stockholders of CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank, from 1973 to 1996, when Citizens Federal Bank was sold to NationsBank, Inc. He was also a director and Executive Committee member and one of the principal stockholders of Loan America Financial Corporation from 1985 until its sale to Barnett Bank, N.A., in 1994.

Lawrence H. Blum, CPA has served as our Vice Chairman of the Board of Directors since 1993. He has also served as the Bank’s Vice Chairman of the Board since 1984, and its Secretary since 2002. Mr. Blum has also served as the Managing Director of Rachlin, Cohen & Holtz LLP, certified public accountants and consultants, since 1992 and has been a partner there since 1972.

Ramiro A. Ortiz has served as a director and our President and Chief Operating Officer since August 2002. He has also served as a director of the Bank and as its President and Chief Operating Officer during that time. He previously served as Chairman and Chief Executive Officer, from July 2002 to August 2002, as President, from

1996 to August 2002, and as Executive Vice President of Community Banking from 1987 to 1996, of SunTrust Bank, Miami. He was also the Chairman of the Greater Miami Chamber of Commerce from 2001 to 2002 and the Campaign Co-Chair of the United Way of Dade County in 1999.

Humberto L. Lopez, CPA has served as our Senior Executive Vice President from 2001, and our Executive Vice President of Finance from 1999 to 2001. He has also served as our Chief Financial Officer and the Bank’s Chief Financial Officer since 1999. He was previously a Director from 1998 to 1999 at PricewaterhouseCoopers LLP. Mr. Lopez also served as the Chief Financial Officer from 1997 to 1998, and the Regional Financial Officer from 1993 to 1996, of Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Bernardo M. Argudin, CPA has served as our Executive Vice President and Chief Accounting Officer since January 2005 and Senior Vice President and Corporate Controller August 2003 to January 2005. He served as the First Vice President, Comptroller and Chief Compliance Officer of Dresdner Bank Lateinamerika, AG, Miami Agency, from 2000 to 2003. Mr. Argudin was the Executive Vice President and Chief Financial Officer from 1994 to 1999 of Republic National Bank of Miami and a Vice President and Chief Financial Officer of Republic Banking Corporation of Florida from 1992 to 1999.

Carlos R. Fernandez-Guzman currently serves as Executive Vice President of Banking Services for the Bank and has served as the Executive Vice President of Marketing for the Bank from February 2003 to November 2004. He previously served as the Executive Vice President, Chief Operating Officer and Director from 1999 to 2003, of XTec, Incorporated. Mr. Fernandez-Guzman was also the President, Chief Operating Officer and Director from 1995 to 1999 at CTI, and the Executive Vice President of Market Development, from 1992 to 1995, at American Savings of Florida.

James R. Foster was appointed BankUnited’s and the Bank’s Executive Vice President Corporate Finance in October 2005. He previously served as Senior Vice President Consulting, from January 2005 to October 2005 of Right Management Consulting and Executive Vice President and Chief Financial Officer from October 1997 to October 2002 of J.M. Family Enterprises, where he oversaw strategic development, controllership, treasury and risk management. He served as Vice President and Chief Financial Officer with Umbro International from 1993 to 1997 and Vice President and Chief Financial Officer of Hay Group from 1991 to 1992. Mr. Foster was Vice President and Treasurer of Fuqua Industries, a consumer goods company that owned a thrift from 1982 to 1991 where he managed relationships with external financing agencies and corporate and subsidiary financing organizations.

Felix M. Garcia was appointed the Bank’s Executive Vice President of Risk Management in June 2003. He also served as a Executive Vice President and Senior Lender at Eagle National Bank, from 2002 to 2003, Executive Vice President and Head of Domestic Lending at Hamilton Bank, from 2000 to 2002, and Executive Vice President and Head of Corporate Lending at Union Planters Bank, from 1999 to 2000. Mr. Garcia also worked at Republic National Bank from 1985 to 1999, serving as its Executive Vice President and Chief Credit Officer from 1993 to 1999.

Robert L. Green has served as the Executive Vice President of Residential Lending for the Bank since March 2004, and the Senior Vice President, National Wholesale Sales Manager, of the Bank, since June 2002. He previously served as a Vice President, Branch Manager from June 2001 to June 2002 at Greenpoint Mortgage, and as a Regional Sales Manager for Loantrader.com, from May 2000 to June 2001. He also served as an Area Sales Manager for GE Capital Mortgage from 1998 to May 2000.

Abel L. Iglesias was appointed the Executive Vice President of Corporate and Commercial Banking for the Bank in May 2003. He previously served as the Executive Vice President and Chief Lending Officer from 1998 to May 2003, of Colonial Bank, South Florida Region. Mr. Iglesias was also the Executive Vice President and Chief Lending Officer from 1992 to 1998, of Eastern National Bank.

Joris M. Jabouin, CPA was appointed the Bank’s Executive Vice President and General Auditor in November 2004. He has served as Senior Vice President and General Auditor of the Bank since June 2003. He previously served as Vice President and Head of Audit for Dresdner Bank Lateinamerika, AG, Miami Agency from 2000 to 2003. Mr. Jabouin was Senior Auditor with PricewaterhouseCoopers LLP from 1998 to 2000 and was an Auditor with Pricewaterhouse LLP from 1996 to 1998. He was also an Associate Examiner with the Federal Reserve Bank of Atlanta from 1993 to 1996.

Roberta R. Kressel has served as the Executive Vice President of Human Resources for the Bank since January 2003. She was previously the Vice President of Human Resources from 2001 to 2002, at Kemper National Services. Ms. Kressel also served as a Senior Vice President, Human Resources Relationship Manager from 2000 to 2001, and a Senior Vice President, Human Resources Manager from 1998 to 2000, at SunTrust Bank, South Florida and SunTrust Bank, Miami.

Robert Marsden currently serves as Executive Vice President of Corporate Real Estate Services for the Bank and has served as the Executive Vice President of Operations for the Bank from 2002 until November 2004. He also served as the Executive Vice President of Operations from 1998 to 2002, of SunTrust Bank, Miami and was an Account Manager from 1995 to 1998, at The SCA Group.

Douglas B. Sawyer has served as the Executive Vice President of Consumer Banking for the Bank since October 2003, and as Executive Vice President of Wealth Management since February 2003. He previously served as the Executive Vice President of Retail from 2002 to 2003, Private Client Services from 2000 to 2002, and as a Senior Vice President, from 1997 to 2000, for SunTrust Bank, Miami.

Clay F. Wilson was appointed the Executive Vice President in May 2003, and previously served as a Senior Vice President from 1999 to May 2003, of Commercial Real Estate, for the Bank. He previously served as the Group Senior Vice President from 1996 to 1999, and the Vice President from 1991 to 1996, of Commercial Real Estate, at Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Lauren Camner, CPA has served as one of our directors since August 23, 2004 and as director of the Bank since May 19, 2004. Ms. Camner was promoted to Senior Vice President, Investor Relations and Alternative Delivery Channels, in November 2004, and previously served as our Vice President, Investor Relations from 2001 to November 2004 and as our Vice President, Website Manager from 2000 to 2004. She has served as our Corporate Communications Officer since 2002. She has also served in various capacities in our marketing department since 1999. Ms. Camner is a Certified Public Accountant and has a Masters in Business Administration from the University of Miami School of Business Administration. She is the daughter of our Chairman and Chief Executive Officer, Alfred R. Camner.

Tod Aronovitz has served as one of our directors and a director of the Bank since August 23, 2004. Mr. Aronovitz has served as Senior Partner of Aronovitz Trial Lawyers, a nationally recognized law firm specializing in catastrophic injury and wrongful death cases, since 1988. Mr. Aronovitz served as the President of the Florida Bar from 2002 until 2003 and was a member of the Florida Bar’s Board of Governors from 1996 to 2001. He is currently a member of the Board of Trustees of the Florida Supreme Court Historical Society as well as a member of the House of Delegates of the American Bar Association. Mr. Aronovitz has served as an adjunct professor at the University of Miami School of Law in the areas of civil litigation and trial techniques. Mr. Aronovitz holds a law degree from the University of Miami School of Law and a bachelors degree from the University of Georgia.

Allen M. Bernkrant has served as one of our directors since 1993, and a director of the Bank, since 1985. He has been a private investor in Miami, Florida since 1990.

Sharon A. Brown has served as one of our directors and a director of the Bank since January 2003. She served as Director of Alumni and External Affairs at the University of Miami from 2002 to 2004, and Assistant Dean for Administration and Development from 1992 to 2001 of the University of Miami School of Business

Administration. Ms. Brown was a Partner from 1979 to 1992 at Coopers and Lybrand, certified public accountants, where her clients included financial institutions, nonprofit organizations and major organizations in government and education.

Marc D. Jacobson has served as a director since 1993, and Secretary from 1993 to 1997. He has also served as a director of the Bank since 1984, and its Secretary, from 1985 to 1996. Mr. Jacobson has been the Senior Vice President of HBA Insurance Group, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. since 1990.

Hardy C. Katz has served as one of our directors and a director of the Bank since March 2002. He has been the Vice President for both Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company, since 1972. Mr. Katz has also served as the managing partner of BiZBashFla, LLC, a publishing and trade show company, since 2003.

Neil H. Messinger, M.D. has served as one of our directors and a director of the Bank since 1996. Since 2005 he has served as Chairman Emeritus and Director of Outpatient Services of Radiology Associates of South Florida, PA. Dr. Messinger has served as radiologist and director of Radiology Associates of South Florida, PA since 1986. He has also been the Chairman of Outpatient Imaging Services of Baptist Hospital since 1986 and was Chairman of Radiology Associates of South Florida from 1986 to 2005.

Dr. Albert E. Smith has served as one of our directors and a director of the Bank since November 2003. He has served as the President of Florida Memorial University since 1993 and served as President of South Carolina State College from 1986 to 1993. Dr. Smith currently serves as a director of the Greater Miami Chamber of Commerce and the Orange Bowl Committee and as the Vice Chair on the Miami-Dade County Social and Economic Development Council. He is a member of the Executive Committee of The College Fund/UNCF.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated February 27, 2004, as amended by that First Supplemental Indenture dated as of December 28, 2004, between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture was previously filed with the SEC.

We have summarized provisions of the notes below. It is important for you to consider the information contained in this prospectus before making your decision to invest in the notes.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents at our address set forth under the caption “Summary.”

For purposes of this section, when we refer to “BankUnited,” “we,” “our,” or “us,” we refer only to BankUnited Financial Corporation, a Florida corporation, and not to its subsidiaries.

General

The notes offered hereby:

•	are limited to $120,000,000 aggregate principal amount;

•	bear interest at a rate of 3.125% per annum, payable semi-annually, in arrears, on each March 1 and September 1, beginning September 1, 2004 to the holders of record at the close of business on the preceding February 15 and August 15, respectively;

•	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest”;

•	bear additional amounts if we fail to comply with certain obligations set forth below under “—Registration Rights”;

•	are issued only in denominations of $1,000 principal amount and multiples thereof;

•	are senior unsecured obligations of BankUnited, are subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of BankUnited, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible with respect to the principal amount thereof, only into cash and, with respect to any amount in excess of the principal amount, at our option, into cash, shares of our Class A Common Stock, or a combination of cash and shares of our Class A Common Stock at an initial conversion rate of 26.2771 shares per $1,000 principal amount of the notes (which represents a conversion price of approximately $38.06 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights”;

•	are redeemable by us beginning on March 1, 2011, at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date as described under “—Optional Redemption by Us”;

•	are subject to repurchase by us for cash at the option of the holders on March 1 of 2011, 2014, 2019, 2024 and 2029, or upon a fundamental change, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change”; and

•	are due on March 1, 2034, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness (secured or otherwise) or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of BankUnited, except to the limited extent described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

The notes will be our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be subordinated to all of our existing and future secured indebtedness. As of December 31, 2005, BankUnited Financial Corporation, the holding company, had total indebtedness of approximately $315 million. As of December 31, 2005, our subsidiaries had approximately $5.5 billion in outstanding indebtedness (which included approximately $5.5 billion of total secured indebtedness). The notes will also be effectively subordinated to the liabilities of our subsidiaries, including, but not limited to, the Bank’s depositors.

No sinking fund is provided for the notes. The notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

Holders may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee. For information regarding registration of transfer and exchange of global notes, see “—Global Notes, Book Entry Form.” No service charge is required for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

Interest

The notes bear interest at a rate of 3.125% per annum from February 27, 2004. We will also pay contingent interest on the notes in the circumstances described under “—Contingent Interest.” We will pay interest semi-annually on March 1 and September 1 of each year beginning September 1, 2004, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any notes that are converted into shares of our Class A Common Stock. See “—Conversion Rights.” If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date with respect to those notes that are redeemed. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.

At maturity, interest on the definitive notes will be payable at the office of the trustee. We will make payments of interest at maturity on global notes to DTC, in immediately available funds.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Holders may convert any outstanding notes into cash and shares of our Class A Common Stock, subject to the conditions described below, at an initial conversion rate of 26.2771 shares per $1,000 principal amount (which represents a conversion price of approximately $38.06 per share). The conversion rate is subject to adjustment as described below. On December 28, 2004, we amended the indenture governing the notes to irrevocably elect that, upon conversion, we will pay only cash in settlement of the principal amount of the notes. We may, in our discretion, elect to settle any and all conversion obligations in excess of the principal amount of the notes in cash, shares of Class A Common Stock or a combination of cash and shares of our Class A Common Stock, as described below. We will not issue fractional shares of Class A Common Stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our Class A Common Stock on the business day immediately preceding the conversion date. Holders may convert notes only in denominations of $1,000 principal amount and multiples thereof.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes into cash and shares of our Class A Common Stock only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the repurchase date.

If we are a party to a consolidation, merger or binding share exchange pursuant to which shares of our Class A Common Stock are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert such notes into cash and Class A Common Stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction. If the transaction constitutes a “fundamental change,” as defined below, the holder can require us to purchase all or a portion of its notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change” instead of converting such notes pursuant to this provision.

Conversion upon satisfaction of Class A Common Stock market price conditions

You may surrender any of your notes for conversion into cash and shares of our Class A Common Stock prior to the stated maturity during any fiscal quarter after the fiscal quarter ending March 31, 2004, if the sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter. You will only receive cash in settlement of the principal amount converted and we will have the option of settling any amounts in excess of the principal amount in cash and/or Class A Common Stock.

The “sale price” of our Class A Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of BankUnited will make a good faith determination of the sale price, which shall be conclusive.

Conversion upon specified corporate transactions

Even if the market price contingency described above under “—Conversion Rights—Conversion upon satisfaction of Class A Common Stock market price conditions” has not occurred, if we elect to:

•	distribute to all holders of our Class A Common Stock certain rights or warrants entitling them to purchase shares of our Class A Common Stock at less than the closing price of our Class A Common Stock at the time of the distribution of the rights other than pursuant to a stockholder rights plan, or

•	distribute to all holders of our Class A Common Stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the Class A Common Stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place; provided that a holder may not exercise this right to convert if the holder will otherwise participate in the distribution without conversion.

In addition, if (1) we are party to a consolidation, merger or binding share exchange pursuant to which our Class A Common Stock would be converted into cash, securities or other property or (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Camner family and their heirs, lineal descendants, trusts, foundation and similar family affiliated entities, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof (the “Camner Family”), unless, after giving effect to such transaction (1) our Class A Common Stock ceases to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our Class A Common Stock remain beneficially owned by persons other than the Camner Family) becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction or event until 15 days after the actual date of such transaction or event.

Conversion upon notice of redemption

A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

General

We will satisfy our obligation with respect to the conversion of the notes by delivering cash in settlement of the principal amount of the notes, and by delivering cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock in settlement of any and all conversion obligations in excess of the principal amount of the notes. We will deliver cash in lieu of any fractional shares. Accrued interest (including contingent interest and additional amounts, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including contingent interest and additional amounts, if any.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the notes converted but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our Class A Common Stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Class A Common Stock in a name other than the name of the holder of the note. Certificates representing shares of our Class A Common Stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

Procedures

To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, the holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the note to be converted, including contingent interest and additional amounts, if any, on the notes to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.

Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our Class A Common Stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

If we elect to settle any conversion obligations in excess of the principal amount of the notes in Class A Common Stock only, a certificate for the number of full shares of Class A Common Stock into which such obligations are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable after we issue our notification of our chosen method of settlement, which we must issue on the date that is three trading days following receipt of the conversion notice. If we elect to settle any conversion obligations in excess of the principal amount of the notes in cash or a combination of cash and Class A Common Stock, the cash and, if applicable, a certificate for the number of full-shares of Class A Common Stock into which such obligations are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, on the 31st trading day following receipt of the conversion notice, unless the holder submits its conversion notice within 30 trading days prior to maturity.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes as provided above only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we:

•	reclassify our Class A Common Stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our Class A Common Stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their Class A Common Stock, then at the effective time of the transaction, the right to convert a note into cash and our Class A Common Stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction constitutes a “fundamental change,” as defined below, the holder can require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a fundamental change.”

Payment Upon Conversion

We have elected to pay only cash in settlement of the principal amount of the notes upon conversion of the notes. We may, in our sole discretion, settle any and all conversion obligations in excess of the principal amount of the notes in cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock.

We have irrevocably elected to pay only cash in settlement of the principal amount of the notes upon conversion (the “principal conversion settlement election”). The principal conversion settlement election remains in force if the notes cease to be convertible but subsequently become convertible again.

Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount (“excess amount”) of our conversion obligation relating to the amount of the conversion value (the product of the closing sale price for our Class A Common Stock on a given day multiplied by the then current conversion rate) above the principal amount, if any (“excess conversion obligation”).

Conversion On or Prior to 31 Trading Days Prior to Maturity.    If we receive a holder’s conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the “final notice date”), the following procedures will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be made in cash.

•	We will notify the holder through the trustee, at any time on the date that is three trading days following receipt of the holder’s conversion notice (the “settlement notice period”), of the method we choose to settle the excess conversion obligation, as applicable. Specifically we will indicate whether settlement of the excess conversion obligation will be 100% in Class A Common Stock, 100% in cash or in a combination of cash and Class A Common Stock. If we elect to settle the excess conversion obligation in a combination of cash and Class A Common Stock, we will specify the percentage of each obligation to be settled in cash. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the excess conversion obligation arising on different trading days in the same manner. That is, we may choose on one trading day to settle in Class A Common Stock only and choose on another trading day to settle in cash or a combination of Class A Common Stock and cash.

•	Settlement of 100% in Class A Common Stock of our conversion obligation with respect to the excess conversion obligation, will occur as soon as practicable after we notify the holders that we have chosen this method of settlement. Settlement of any portion of our conversion obligation, including the principal amount and/or excess amount, in cash or in a combination of Class A Common Stock and cash will occur on the third trading day following the final trading day of the 20 trading day period beginning on the final trading day following the settlement notice period (the “cash settlement averaging period”).

•	Settlement amounts will be computed as follows, except that we have irrevocably elected to pay only cash in settlement of the principal amount of the notes upon conversion, and paragraph 1 below may therefore become applicable only as referenced by paragraph 3 below:

1.	If we elect to satisfy our entire conversion obligation, including principal amount and excess amount, in shares of Class A Common Stock (other than with respect to fractional shares), we will deliver to a holder a number of shares of Class A Common Stock, for each $1,000 original principal amount principal amount of notes, equal to the applicable conversion rate.

2.	If we elect to satisfy our entire conversion obligation in cash, including principal amount and excess amount, we will deliver to a holder, for each $1,000 original principal amount of notes, cash in an amount equal to the product of (i) the applicable conversion rate multiplied by (ii) the average closing sale price of our Class A Common Stock during the cash settlement averaging period.

3.	If we elect to satisfy our conversion obligation, including principal amount and excess amount, in a combination of cash and stock, we will deliver to a holder, for each $1,000 original principal amount of notes:

(a)	a cash amount (“cash amount”) (excluding any cash in lieu of fraction shares) equal to the sum of:

•	the product of (i) $1,000 multiplied by (ii) the percentage of such principal amount of a note to be satisfied in cash; plus

•	if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph number 2 above minus the aggregate principal amount of the notes surrendered for conversion, multiplied by (ii) the percentage of the excess amount to be satisfied in cash;

and

(b)	a number of shares of Class A Common Stock equal to the difference between:

•	the number of shares that would be issued pursuant to paragraph number 1 above; minus

•	the number of shares equal to the quotient of (i) the cash amount divided by (ii) the average closing sale price of our Class A Common Stock during the cash settlement averaging period.

Conversion During 30 Trading Days Prior to Maturity.    If we receive a holder’s conversion notice after the “final notice date”, the following procedure will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be made in cash.

•	We will notify the holder through the trustee of the method we choose to settle the excess conversion obligation in the same manner as set forth above under “—Conversion On or Prior to 31 Trading Days Prior to Maturity,” except that we will settle all of our conversion obligations arising during the 30 trading day period prior to maturity in the same manner.

•	Settlement of 100% in Class A Common Stock of our conversion obligation with respect to the excess amount will occur as soon as practicable after we notify the holder that we have chosen this method of settlement. Settlement of any portion of the conversion obligation, including any portion of the principal amount or the excess amount, in cash or in a combination of Class A Common Stock and cash will occur on the third trading day following the final trading day of the cash settlement averaging period described in the next bullet point.

•	The settlement amount will be computed in the same manner as set forth above under “—Conversion On or Prior to 31 Trading Day Prior to Maturity,” except that the “cash settlement averaging period” will be the 20 trading day period beginning on the date that is the 23rd trading day prior to the maturity date.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

(1)	we issue Class A Common Stock as a dividend or distribution on our Class A Common Stock to all holders of our Class A Common Stock;

(2)	we issue to all holders of our Class A Common Stock rights or warrants to purchase our Class A Common Stock or securities convertible into or exchangeable or exercisable for our Class A Common Stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our Class A Common Stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a stockholders rights plan);

(3)	we subdivide or combine our Class A Common Stock;

(4)	we distribute to all holders of our Class A Common Stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	rights or warrants listed in (2) above; and

•	dividends or distributions listed in (1) above;

(5)	we pay cash dividends or distributions to all or substantially all holders of our Class A Common Stock;

(6)	we or any of our subsidiaries make distributions of cash or other consideration in respect of a tender offer or exchange offer for our Class A Common Stock, where such cash and the value of any such other consideration per share of our Class A Common Stock exceeds the closing sale price per share of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7)	someone other than us or one of our subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer in which:

•	as of the closing date of the offer, our board of directors is not recommending rejection of the offer;

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our Class A Common Stock to more than 10% of the total shares of our Class A Common Stock outstanding; and

•	such cash and the value of any such other consideration per share of our Class A Common Stock exceeds the closing sale price per share of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, the adjustment referred to in clause (7) above will not be made if as of the closing of such offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets, the offeror accepts the tender of at least 50% of our outstanding Class A Common Stock at the expiration of the offer, and such merger, consolidation or asset sale is completed within 120 days of the expiration of such tender offer or exchange offer, and provided that if the merger, consolidation or asset sale is not completed by such time, then the conversion rate will be adjusted as provided in paragraph (7) above, retroactive to the date the tender offer or exchange offer expired.

In the event distributions or payments of cash in accordance with paragraph (5), (6) or (7) above, then the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction whose numerator is the average sale price of our Class A Common Stock for the 10 consecutive trading days immediately prior to the record date and whose denominator is the same price per share on the record date less the amount of the distribution per share.

To the extent that we have a rights plan in effect upon conversion of the notes into Class A Common Stock, the holder will receive, in addition to the Class A Common Stock, the rights under the rights plan whether or not the rights have separated from the Class A Common Stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

We will not make any adjustment to the conversion rate if holders of notes may participate in the transactions described above without conversion, or in certain other cases.

Adjustments to the conversion rate resulting from any quarterly cash dividends on our Class A Common Stock may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount at issuance of a note by the last reported sale price of our Class A Common Stock on the cover page of this prospectus.

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests.

Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A Common Stock resulting from any stock distribution.

A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Material U.S. federal income tax considerations—Tax Consequences to U.S. holders—Constructive Dividends” and “—Tax Consequences to Non-U.S. Holders—Distributions on the Class A Common Stock, Constructive Dividends and Sale, Exchange or Other Disposition of the Class A Common Stock.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from March 1 to August 31 and from September 1 to February 28, commencing with the six-month period beginning on March 1, 2011, if the average market price of a note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note with respect to any six-month period will equal 0.375% per annum of the average market price of such note for the five trading day period referred to above.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under “—Interest.”

Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments.

Payment at Maturity

Each holder of $1,000 principal amount of notes shall be entitled to receive $1,000, and accrued and unpaid interest (including contingent interest and additional amounts, if any) at maturity.

Optional Redemption by Us

Prior to March 1, 2011, the notes will not be redeemable at our option. Beginning on March 1, 2011, we may redeem the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of Holders

Optional put

On March 1 of 2011, 2014, 2019, 2024 and 2029 a holder may require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price in cash equal to 100% of the principal amount of those notes plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but not including, the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the relevant repurchase date.

Unless we have elected to redeem all of the notes on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below. The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If notes are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

If the paying agent holds cash sufficient to pay the purchase price of the notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest and additional amounts, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

Our ability to repurchase notes may be limited by restrictions on the ability of BankUnited to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk factors—We may not have the funds necessary to purchase the notes at the option of the holders or upon a fundamental change as required by the indenture governing the notes.”

Repurchase of notes at the option of holders upon a fundamental change

In the event a fundamental change (as defined below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but excluding, the repurchase date. We will be required to repurchase the notes no later than 30 days after notice of a fundamental change has been mailed as described below. We refer to this date as the “repurchase date.”

Within 20 business days after the occurrence of a fundamental change, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with applicable DTC procedures.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” shall be deemed to have occurred upon the occurrence of either a “change in control” or a “termination of trading.”

A “change in control” will be deemed to have occurred at such time as:

(1)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Camner Family (as defined above), unless, after giving effect to such transaction (1) our Class A Common Stock ceases to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our Class A Common Stock remain beneficially owned by persons other than the Camner Family) becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

(2)	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own immediately after such transaction, directly or indirectly, shares of voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

(3)	a majority of the members of our board of directors are not continuing directors;

(4)	the sale, lease, transfer or other conveyance or disposition of all or substantially all of our assets or property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	we are liquidated or dissolved, or our stockholders approve any plan or proposal for our liquidation or dissolution.

However,

(a)	a change in control will not be deemed to have occurred if the last sale price of our Class A Common Stock for any five trading days during the ten trading days immediately preceding the change in control is equal to or exceeds 105% of the conversion price in effect on such trading day; and

(b)	a change in control will not be deemed to have occurred under clause (1) or (2) above, if in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” shall occur if our Class A Common Stock (or other Class A Common Stock into which the notes are then convertible) is neither listed for trading on a United States national or regional securities exchange nor approved for trading on the NASDAQ National Market, NASDAQ SmallCap Market or any other established United States system of automated dissemination of quotations of securities prices.

A “continuing director” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the indenture; or

•	was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election, or (B) a nominating committee, a majority of which committee shall be continuing directors at the time of such nomination or election.

In connection with any repurchase offer due to a fundamental change, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The question of whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a fundamental change) has occurred, in which case a holder’s ability to require us to purchase their notes upon such an event may be impaired.

Our ability to repurchase notes may be limited by restrictions on the ability of BankUnited to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk factors—We may not be able to repurchase the notes.”

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may in certain circumstances impede or discourage a takeover of our company.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

•	default in the payment when due of any principal of any of the notes at maturity, upon redemption or exercise of a repurchase right;

•	default in the payment of any interest, contingent interest or additional amounts when due under the notes, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our subsidiaries fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $15 million in (provided, however, that in the case of junior subordinated deferrable interest debentures issued to our trust subsidiaries, and the trust preferred securities issued to investors in connection therewith, such amount shall be $30 million) the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture; or

•	a default by us or any of our subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $15 million (provided, however, that in the case of junior subordinated deferrable interest debentures issued to our trust subsidiaries, and the trust preferred securities issued to investors in connection therewith, such amount shall be $30 million) in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest (including contingent interest and additional amounts, if any) on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes then outstanding together with any accrued and unpaid interest (including contingent interest and additional amounts, if any) through the occurrence of such event shall automatically become and be immediately due and payable.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any interest on or with respect to the notes or the payment of the redemption price or repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.

Mergers and Sales of Assets

The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (determined on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the notes and the indenture, and (2) immediately after such transaction, there is no event of default under the indenture, and no event which, after notice or the passage of time, or both, would become an event of default under the indenture shall exist.

This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “our properties and assets substantially in their entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification and Waiver

We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

•	change the stated maturity of the principal of or any installment of interest, contingent interest or additional amounts on or with respect to the notes;

•	reduce the principal amount of, repurchase price or redemption price of or interest, contingent interest or additional amounts on any note;

•	adversely affect the right of holders to convert or require us to repurchase any of the notes;

•	alter the manner of calculation or rate of accrual of interest, contingent interest or additional amounts, redemption price or repurchase price on any note or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or interest with respect to the notes is payable;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions.

We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of all or substantially all of our assets;

•	add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the notes;

•	provide for issuance of notes in coupon form;

•	make provision with respect to the conversion rights of holders of the notes in accordance with the indenture in connection with a reclassification, consolidation, combination, merger or sale of all or substantially all of our property and assets;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes;

•	add any additional events of default with respect to all or any of the notes;

•	secure the notes;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement and the qualification of the indenture under the Trust Indenture Act, provided that such change or modification does not adversely affect the interests of the holder of the notes in any material respect; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading price of the notes and sale price of our Class A Common Stock, and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

U.S. Bank National Association is the initial trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.

Registration Rights

We and Bear, Stearns & Co. Inc. and UBS Securities LLC (the “initial purchasers”) entered into a registration rights agreement dated February 27, 2004.

Pursuant to the registration rights agreement, we agreed to file with the SEC within 90 days of the date on which we issued the notes a shelf registration statement on Form S-1 or Form S-3, if the use of such form is then available, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 180 days of the date on which we issued the notes. Notwithstanding the foregoing, we are permitted to prohibit, without the need to specify the nature of the event giving rise to the prohibition, offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a “suspension period”). “Registrable securities” means each note and any underlying share of Class A Common Stock until the earlier of (x) the date on which such note or underlying share of Class A Common Stock has been effectively registered under the Securities Act and disposed of, in accordance with the shelf registration statement, (y) the date on which such note or underlying share of Class A Common Stock is sold to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act, and (z) the second anniversary of the latest date of issuance of any notes.

Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the additional amounts described in the following paragraphs. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement or the failure by a holder to timely complete and deliver to us a notice and questionnaire may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

In no event may the method of distribution of our shares of Class A Common Stock take the form of an underwritten offering without our prior consent.

If:

•	the shelf registration statement is not filed with the SEC within 90 days of the date on which we issue the notes;

•	the shelf registration statement has not been declared effective by the SEC within 180 days of the date on which we issue the notes (and includes, without limitation, any information with respect to a notice holder that promptly and timely completed, executed and delivered a notice and questionnaire);

•	the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (other than due to any suspension period), and we fail to file and, in the case of a post-effective amendment, have declared effective, within five business days, a post-effective amendment or supplement or a report with the SEC to make such shelf registration statement effective or prospectus usable;

•	prior to or on the 45th calendar day or 60th calendar day, as the case may be, of any suspension period, such suspension has not been terminated; or

•	we shall have failed to timely comply with any of its obligations set forth above;

(each such event referred to in the bullets above being referred to as a “registration default”), we will pay additional amounts to each holder of registrable securities. The amount of additional amounts payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of notes, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the aggregate principal amount of such notes, or

•	in the case of Class A Common Stock issued upon conversion of the notes, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the then applicable conversion price (as defined below).

So long as a registration default continues, we will pay additional amounts in cash on March 1 and September 1 of each year to the holder of record of the notes or shares of Class A Common Stock issued upon conversion of the notes, as the case may be, on the immediately preceding February 15 or August 15. Following the cure of any such registration defaults, additional amounts will cease to accrue with respect to such registration default. We will have no other liabilities for monetary damages with respect to our registration obligations.

The term “applicable conversion price” means, as of any date of determination, $1,000 divided by the conversion rate then in effect as of the date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

We will use our reasonable best efforts to cause the shelf registration statement to be effective until the earliest of:

•	the date when each of the registrable securities covered by the shelf registration has been effectively registered under the Securities Act and disposed of;

•	the date on which all registrable securities held by non-affiliates are eligible to be sold to the public in the absence of registration pursuant to applicable rules and regulations under the Securities Act;

•	the date on which all registrable securities have been resold pursuant to Rule 144 under the Securities Act; and

•	the second anniversary of the latest date of issuance of any notes.

The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. We urge you to read the registration rights agreement, a copy of which was previously filed with the SEC.

Form, Denomination and Registration of Notes

The notes have been issued in registered form, without interest coupons, in denominations of $1,000 and multiples thereof, in the form of global notes, except as further provided below. See “—Global Notes, Book-Entry Form” for more information.

No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes, Book-Entry Form

We issued the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of BankUnited, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those notes in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated note and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.

Notes represented by a global note will be exchangeable for registered certificated notes with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of certain terms and provisions of BankUnited’s capital stock, which is qualified in its entirety by reference to our Articles of Incorporation and to the Statements of Designation setting forth the resolutions establishing the rights and preferences of our stock. Copies of the Articles of Incorporation and Statements of Designation have been incorporated by reference into this prospectus.

Under our Articles of Incorporation, the authorized but unissued and unreserved shares of our capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, officer, director and employee compensation or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

The following table sets forth all classes of stock currently outstanding, and stock options held, as of March 15, 2006, as well as the amount of our Class A Common Stock that would be outstanding upon exercise or conversion of all outstanding options and convertible securities (excluding our Convertible Senior Notes):

	Shares and Options Outstanding	Class A Common Stock upon Conversion of all Outstanding Options and Convertible Securities
Class A Common Stock (1)(2)	35,850,571	35,850,571	(1)
Class B Common Stock (1)(2)	398,562	398,562
Series B Preferred Stock (1)(2)	957,993	1,433,062
Stock Options
Class A Common Stock	2,181,982	2,181,982
Class B Common Stock	488,000	488,000
Series B Preferred Stock	820,745	1,227,752
Restricted Stock Units Common A	7,631	7,631

Total		41,587,560

(1)	Does not include shares from contingently convertible debt.
(2)	Does not include 422,851 shares of Class A Common Stock, and 54,281 shares of Class B Common Stock held as treasury stock, and 10,729 shares of Class A Common Stock, 126,919 shares of Class B Common Stock, and 26,720 shares of Series B Preferred Stock, held in rabbi trusts.

Class A Common Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 60 million shares of Class A Common Stock and permit our Board of Directors to establish the rights and preferences of each series of Class A Common Stock. Our Board of Directors has allocated 50 million shares to the Series I Class A Common Stock, par value $.01 per share, the only series of Class A Common Stock outstanding. As of March 15, 2006, 36,284,151 shares of Class A Common Stock were issued, 35,850,571 shares were outstanding and 6,852,717 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

Dividends.    The holders of the Class A Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor, which may be declared solely on the Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on the Class B Common Stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board of Directors. Since March 29, 2005, our Board of Directors has declared and paid a cash dividend of one-half cent ($0.005) per share on four occasions. Prior to that time, we generally did not pay cash dividends on our Class A Common Stock. We anticipate that we will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of our Board.

Voting Rights.    Each share of Class A Common Stock entitles the holder thereof to one-tenth vote on all matters upon which stockholders have the right to vote. The Class A Common Stock does not have cumulative voting rights in the election of directors.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of Class A Common Stock are entitled to share equally with the holders of shares of Class B Common Stock, after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock, in our remaining assets.

No Preemptive Rights; Redemption; Assessability.    Holders of shares of Class A Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class A Common Stock is not subject to call or redemption and, as to shares of Class A Common Stock currently outstanding, are fully paid and non-assessable. When the shares of Class A Common Stock offered hereby are issued upon payment of the purchase price therefor, such shares will be fully paid and non-assessable.

Class B Common Stock

Our Articles of Incorporation authorize the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. The Class B Common Stock is held by our directors, executive officers and a few other persons. As of March 15, 2006, 579,762 shares of Class B Common Stock were issued and 398,562 shares were outstanding and 4,231,542 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends.    The holders of Class B Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

Voting Rights.    Each share of Class B Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

Convertibility.    Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, subject to adjustment upon the occurrence of certain events.

Liquidation.     In the event of our liquidation, dissolution or winding up, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock in our remaining assets after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock.

No Preemptive Rights; Redemption; Assessability.    Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of Preferred Stock and permit our Board of Directors to establish the rights and preference of each of such series and to increase the number of shares in any of the series.

Noncumulative Convertible Preferred Stock, Series B

As of March 15, 2006, 984,713 shares of Series B Preferred Stock were issued, 957,993 shares were outstanding, and 1,561,254 shares were reserved for issuance under our stock option and stock bonus plans.

The shares of Series B Preferred Stock are held by directors, executive officers and a few other persons.

Dividends.    The quarterly dividend requirement for Series B Preferred Stock outstanding as of March 15, 2006, is $118,348 and our total annual dividend requirement for all of our Series B Preferred Stock outstanding as of March 15, 2006 is $541,592.

Voting Rights.    Each share of Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

The Series B Preferred Stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion Rights.    Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

Liquidation.    In the event of any liquidation, dissolution or winding up, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of any class of Class A Common Stock. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption.    Unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of the Series B Preferred Stock, the Series B Preferred Stock is redeemable after September 30, 2007, at a redemption price of $7.375 per share.

Rank.    The Series B Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No Preemptive Rights; Assessability.    Holders of our Preferred Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding Preferred Stock is fully paid and non-assessable.

No Other Rights

Shares of our stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above or in our Articles of Incorporation or as otherwise required by law.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board of Directors believes that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisition section of the Florida Business Corporation Act. Florida’s control share acquisition statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% but not less than 33 1/3%; (ii) 33 1/3%, but not less than or equal to 50%; or (iii) more than 50% of such votes. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control share acquisition statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board of Directors prior to the acquisition.

Directors.    Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board of Directors as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative Voting.    Stockholders may not cumulate their votes in the election of directors.

Capital Structure.    Our Board of Directors may authorize for issuance various series of Class A Common Stock and Preferred Stock with different voting rights. Our Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes and the Class A Common Stock into which the notes may be converted.

This discussion applies only to holders that:

•	purchase the notes at initial issuance for their “issue price” (as defined below); and

•	hold the notes and the Class A Common Stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark to market treatment;

•	mutual funds or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes or the Class A Common Stock as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax; and

•	retirement plans or other tax-exempt entities, or persons holding notes in tax-deferred or tax-advantaged accounts.

This summary also does not address:

•	the tax consequences to shareholders, partners or other equity holders in, or beneficiaries of, a holder; and

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of notes or the Class A Common Stock.

This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings, decisions and administrative pronouncements currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the federal income tax consequences described herein. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

Under the indenture governing the notes, we will agree, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness that is subject to the

Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”) for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent debt regulations to the notes, including our determination of the “projected payment schedule” (as described below) and the rate at which original issue discount income will accrue on the notes for U.S. federal income tax purposes (which rate we refer to as the “comparable yield” of the notes). The Internal Revenue Service (which we refer to as the IRS) issued Revenue Ruling 2002-31 and Notice 2002-36, which described instruments that are similar, although not identical, to the notes, addressed the U.S. federal income tax treatment of these instruments, and concluded that the instruments were subject to the contingent debt regulations. In addition, the IRS also clarified various aspects of the federal income tax treatment of the instruments described in Revenue Ruling 2002-31. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes and with respect to any tax consequences arising under the laws of any state, local or foreign tax jurisdiction. The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent debt regulations as described above.

Tax Consequences to U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note or the Class A Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Interest Accruals on the Notes

Under the contingent debt regulations, a U.S. holder will be required to accrue original issue discount income on the notes on a constant yield basis at an assumed yield (referred to as the “comparable yield”), regardless of whether the U.S. holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, U.S. holders will be required to include original issue discount income in each year prior to maturity at the comparable yield, even if no interest payment is actually received in that year.

The comparable yield for the notes is determined at the time of issuance of the notes and is based on the yield at which we could issue a nonconvertible fixed-rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. The precise manner of calculating the comparable yield for the notes is unclear. We intend to treat the comparable yield for the notes as 7.45% per annum, compounded semi-annually. The comparable yield is determined solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual yield on the notes, or the value at any time of the Class A Common Stock into which the notes may be converted. As mentioned above, each holder of a note will be deemed to have agreed to be bound by our determination of the comparable yield for the notes.

Under the contingent debt regulations, the amount of original issue discount income that a U.S. holder must accrue for U.S. federal income tax purposes in each accrual period prior to and including the maturity date of the notes is an amount that equals:

1.	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield of the notes, adjusted for the length of the accrual period;

2.	divided by the number of days in the accrual period; and

3.	multiplied by the number of days during the accrual period that the U.S. holder held the notes.

A note’s issue price is the first price to the public at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons, or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any “projected payments” described on the projected payment schedule (which is described below) previously made with respect to the notes.

The contingent debt regulations require us to construct a “projected payment schedule” for the notes, which is used solely for U.S. federal income tax purposes. The projected payment schedule reflects an estimate of the regular and contingent interest payments on the notes, including the fair market value of any the Class A Common Stock that would be received by a holder upon conversion (which is treated as a contingent payment). These estimates are adjusted to produce a yield to maturity that equals the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting BankUnited, 255 Alhambra Circle, Coral Gables, Florida 33134, Attention: Corporate Secretary.

The projected payment schedule is constructed solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual amounts that will be paid on the notes, or the value at any time of the Class A Common Stock into which the notes may be converted. As mentioned above, each holder of a note will be deemed to have agreed to be bound by our determination of the projected payment schedule for the notes.

In addition to the original issue discount accruals discussed above, a U.S. holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the actual payments in a taxable year include the fair market value of property (including the Class A Common Stock) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of original issue discount income in respect of the note that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous original issue discount income inclusions under the note over (B) the total amount of the U.S. holder’s net negative adjustment treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion, repurchase or retirement of the notes.

Sale, Exchange, Conversion, Repurchase or Retirement of the Notes

Upon a sale, exchange, conversion, repurchase or retirement of a note for cash or the Class A Common Stock, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or retirement (including the fair market value of the Class A Common Stock received, if any) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the U.S. holder’s purchase price for the note increased by any original issue discount income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the note to the U.S. holder. A U.S. holder generally will treat any gain as ordinary original issue discount income and any loss as ordinary loss to the extent of the excess of previous original issue discount inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder who claims a loss in respect of a debenture in an amount (or amounts) that meets certain thresholds may be required to file a disclosure statement with the IRS under certain Treasury regulations applicable to “reportable transactions.”

A U.S. holder’s tax basis in the Class A Common Stock received upon a conversion of a note will equal the then current fair market value of such the Class A Common Stock. The U.S. holder’s holding period for the Class A Common Stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to the U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of the Class A Common Stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to an individual U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Taxation of Distributions on the Class A Common Stock

Distributions paid on the Class A Common Stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the Class A Common Stock. Any remaining excess will be treated as a capital gain.

Sale or Other Disposition of the Class A Common Stock

Gain or loss realized by a U.S. holder on the sale or disposition of the Class A Common Stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long- term capital gain or loss if the U.S. holder held the Class A Common Stock for more than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in the Class A Common Stock disposed.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

Payments on the Notes and Conversion, Repurchase, Sale, Exchange or Retirement of the Notes

All payments on the notes (including payments of additional amounts described under “Description of the notes—Registration Rights”) made to a non-U.S. holder, and any gain realized on a sale or exchange, conversion, repurchase or retirement, of the notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the non-U.S. holder, (iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States, (iv) in the case that the payments reflect “contingent interest” the Class A Common Stock is actively traded and we are not a “United States real property holding corporation”, and (v) in the case of gain realized on the sale, exchange, conversion, repurchase or retirement of the notes, we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, repurchase or retirement and the period the non-U.S. holder held the notes, a “U.S. real property holding corporation.” We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address, or the beneficial owner holds its notes through certain intermediaries, and the beneficial owner and the intermediaries satisfy the certification requirements of applicable treasury regulations.

If a non-U.S. holder cannot satisfy these requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.

Distributions on the Class A Common Stock, Constructive Dividends and Sale, Exchange or Other Disposition of the Class A Common Stock

Dividends paid to a non-U.S. holder of the Class A Common Stock (including any dividends deemed to paid to a non-U.S. Holder, as described above under “—Tax Consequences to U.S. Holders—Constructive

Dividends”) generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A non-U.S. holder that is subject to withholding tax under these circumstances should consult its tax adviser as to whether a refund is available for all or a portion of the withholding tax.

As more fully described under “Description of Notes—Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you with respect to the Class A Common Stock. Payments of such additional amounts may be subject to federal withholding.

If a non-U.S. holder of the Class A Common Stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, and, where a treaty applies, are attributable to a permanent establishment in the United States, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI, or W-8BEN where claiming treaty benefits, in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the Class A Common Stock, including the possible imposition of a 30% branch profits tax (or such lower rate under an applicable income tax treaty).

A non-U.S. holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the Class A Common Stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States;

•	in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 more days in the taxable year of the disposition and certain other conditions are met, or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the non-U.S. holder held the Class A Common Stock.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder of the Class A Common Stock is engaged in a trade or business in the United States, and if the gain on the Class A Common Stock is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above). Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the disposition of the Class A Common Stock, including the possible imposition of a 30% branch profit tax (or such lower rate as may be applicable under an income tax treaty).

U.S. Federal Estate Tax

The U.S. federal estate tax will not apply to notes beneficially owned by a non-U.S. holder at the time of such holder’s death, provided that any payment to the non-U.S. holder on the notes, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under “—Tax Consequences to Non-U.S. Holders — Payments on the Notes and Conversion, Repurchase, Sale, Exchange, or Retirement of the Notes”, without regard to the certification requirement. However, shares of the Class A Common Stock held by a non-U.S. holder at the time of such holder’s death will be included in the holder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, the Class A Common Stock and the proceeds from a sale or other disposition of the notes or the Class A Common Stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement. The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The notes and Class A Common Stock issued upon conversion of the notes that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of notes beneficially owned by each selling securityholder that may be offered from time to time pursuant to the prospectus, as supplemented or amended.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. Information concerning the selling securityholders may change from time to time and to the extent we are advised of the change, we will supplement or amend the prospectus accordingly, if necessary. Unless set forth below, to our knowledge none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or shares of Class A Common Stock. A selling securityholder may offer and sell, transfer or otherwise dispose of, all or some portion of the notes from time to time. No offer or sale, transfer or other disposition under this prospectus may be made by a holder of the notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same restricted notes may be included in the table below as being held by more than one holder, and the total amount of the notes listed in the column titled “Aggregate Principal Amount of Notes Beneficially Owned That May Be Sold” may represent an amount of notes in excess of the $120,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $120,000,000 we issued. Further, we cannot give an estimate as to the amount or percentage of notes or shares of Class A Common Stock that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.” Information about the selling securityholders may change over time. If required, any new or different information about selling securityholders may be set forth in amendments and/or prospectus supplements to the registration statement of which this prospectus is a part. Information about selling securityholders not specifically identified by us in the table below will be set forth in post-effective amendments or prospectus supplements prior to any resales by them under this registration statement of which this prospectus is a part.

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock that May be Sold (1)	Percentage of Class A Common Stock Outstanding (2)(4)
Acuity Master Fund, Ltd. (5)	$2,200,000	1.8%	57,809	*
Alexandra Global Master Fund, Ltd. (6)	5,000,000	4.2	131,385	*
Bear, Stearns & Co. Inc. (7)	4,950,000	4.1	130,071	*
Bear Stearns International Limited (8)	2,500,000	2.1	65,693	*
BNP Paribas Equity Strategies, SNC (9)	1,693,000	1.4	44,487	*
CNH LA Master Account, L.P. (10)	2,000,000	1.7	52,554	*
Coda Capital Management, LLC	930,000	0.8	24,438	*
Coda-KHPE Convertible Portfolio	400,000	0.3	10,511	*
Coda-Van Eck Absolute Return Fund	90,000	0.1	2,365	*

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock that May be Sold (1)	Percentage of Class A Common Stock Outstanding (2)(4)
Conseco Insurance Company-Multi-bucket Annuity Convertible Bond Fund (11)	1,500,000	1.3	39,415	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (9)	1,784,000	1.5	46,878	*
CQS Convertible and Quantitative Strategies Master Fund Limited	3,500,000	2.9	91,970	*
DBAG London (12)	1,250,000	1.0	32,846	*
Deutsche Bank Securities Inc. (12)	1,000,000	0.8	26,277	*
Diaco Investments LP (13)	800,000	0.7	21,022	*
FrontPoint Convertible Arbitrage Fund, L.P. (14)	5,250,000	4.4	137,955	*
Gartmore Convertible Fund	450,000	0.4	11,825	*
Geode U.S. Convertible Arbitrage Fund (15)	3,000,000	2.5	78,831	*
Guggenheim Portfolio Co. XV, LLC (16)	750,000	0.6	19,708	*
HSBC Trustee, Zola Managed Trust (17)	500,000	0.4	13,139	*
Innovest Finanzdienstle (18)	1,450,000	1.2	38,102	*
Institutional Benchmark Master Fund (6)	1,000,000	0.8	26,277	*
JMG Triton Offshore Fund, Ltd. (19)	2,300,000	1.9	60,437	*
JP Morgan Securities Inc. (20)	9,000,000	7.5	236,494	*
KBC Financial Products USA Inc. (21)	1,000,000	0.8	26,277	*
Lyxor/Convertible Arbitrage Fund Limited (9)	299,000	0.2	7,857	*
Marathon Global Convertible Master Fund, Ltd.	7,500,000	6.3	197,078	*
Mellon HBV Master Convertible Arbitrage Fund LP (22)	1,080,000	0.9	28,379	*
Mellon HBV Master Leveraged Multi-Strategy Fund LP (22)	151,000	0.1	3,968	*
Mellon HBV Master Multi-Strategy Fund LP (22)	549,000	0.5	14,426	*
MidCapValue Series of MFS/Sunlife Series Trust	200,000	0.2	5,255	*
Mint Master Fund LTD (22)	220,000	0.2	5,781	*
MFS MidCap Value Fund, A Series of Series Trust XI	2,100,000	1.8	55,182	*
MFS Total Return Fund, A Series of Series Trust V	7,700,000	6.4	202,334	*
Polygon Global Opportunities Master Fund (23)	2,500,000	2.1	65,693	*
Ramius Master Fund, LTD. (16)	2,000,000	1.7	52,554	*
RCG Halifax Master Fund, LTD. (16)	500,000	0.4	13,139	*
RCG Latitude Master Fund LTD. (16)	3,000,000	2.5	78,831	*
RCG Multi Strategy Master Fund LTD. (16)	1,000,000	0.8	26,277	*
Richard Mueller (16)	80,000	0.1	2,102	*
Silverback Master, Ltd. (24)	26,200,000	21.8	688,460	1.9%
Singlehedge US Convertible Arbitrage Fund (9)	479,000	0.4	12,587	*
Suttonbrook Capital Portfolio LP	14,500,000	12.1	381,018	1.1
Sturgeon Limited (9)	345,000	0.3	9,066	*
UBS AG London F/B/O HFS	1,000,000	0.8	26,277	*
Xavex Convertible Arbitrage 5 Fund (16)	750,000	0.6	19,708	*
Zola Partners, L.P. (25)	500,000	0.4	13,139	*
Any other holder of notes or future transferee, pledgee, donee or other successor of any holder (3)(4)	1,550,000	1.7	40,729	*

*	Less than one percent.
(1)	Assumes conversion of all of the holder’s notes based upon the initial conversion rate price of approximately $38.06 per share of Class A Common Stock. This is equivalent to a conversion rate of 26.2771 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes – Conversion Rate Adjustments.” Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the notes may increase or decrease from time to time. The number of shares of Class A Common Stock does not include fractional shares. Selling securityholders would receive cash instead of fractional shares, if any, upon conversion of the notes.
(2)	Using 35,850,571 shares of Class A Common Stock outstanding as of March 15, 2006. In calculating this amount, we treated as outstanding the number of shares of Class A Common Stock issuable upon conversion of the specific holder’s notes, based on the initial conversion rate price. We did not, however, assume the conversion of any other holder’s notes.
(3)	The identity of these selling securityholders is currently unknown to us. These other selling securityholders are limited to those persons who purchased the notes in the private offering on February 27, 2004 or on March 4, 2004 or any of their respective transferees, pledgees, donees or successors. Information about these other selling securityholders will be set forth in post-effective amendments prior to any resales by them under this registration statement of which this prospectus is a part.

(4)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A Common Stock other than the Class A Common Stock issuable upon conversion of the notes at the initial conversion rate.
(5)	David J. Harris and Howard Needle have voting and investment control over the registrable securities held by the selling securityholder.
(6)	Alexandra Investment Management, LLC (“Alexandra”) serves as investment advisor to the selling securityholder. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff in their capacity as managing members of Alexandra share voting and investment control over the registrable securities owned by the selling securityholder. Alexandra and its managing members disclaim beneficial ownership over the registrable securities, except to the extent of their pecuniary interest.
(7)	The selling securityholder was an initial purchaser of the notes and the sole book running manager in our private offering of the notes pursuant to Rule 144A, served as the lead manager for our equity offering in May 2003 and has performed investment banking services for us in the past. As of October 11, 2004, the selling securityholder reported that its proprietary accounts are short 23,323 shares of our Class A Common Stock.
(8)	The selling stockholder is an affiliate of one of the initial purchaser’s of the notes and the sole book running manager in our private offering of the notes pursuant to Rule 144A as well as the lead manager of our equity offering in 2003.
(9)	Christian Menestrier, chief executive officer of CooperNeff Advisors, Inc., has voting and investment control over the registrable securities held by the selling securityholder. BNP Paribas Equity Strategies, SNC has indicated that as of May 14, 2004, it owned 4,411 shares of our Class A Common Stock.
(10)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and investment control over the registrable securities. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.
(11)	The Board of Directors of the selling stockholder, which is comprised of Debra J. Perry, Philip R. Roberts, Michael T. Tokarz, R. Glenn Hilliard, Neal C. Schneider, Michael S. Shannon and John G. Turner, has voting and investment control over the registrable securities held by the selling stockholder.
(12)	Dan Izzi and Patrick Corrigan have voting and investment control over the registrable securities held by the selling stockholder.
(13)	Simon Glick has voting and investment control over the registrable securities held by the selling securityholder.
(14)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of the selling stockholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and investment control over the registrable securities held by the selling stockholder. Phillip Duff, Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners, LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the selling securityholder, except for their pecuniary interest therein.
(15)	Vincent Gubitosi has voting and investment control over the registrable securities held by the selling stockholder.
(16)	Alex Adair has voting and investment control over the registrable securities held by the selling stockholder.
(17)	Zola Capital Management, LLC is the investment advisor to the selling stockholder and has sole voting and investment control over the registrable securities. Mark Zola is the managing member of Zola Capital Management, LLC.
(18)	The selling securityholder has delegated full authority to Nicholas-Applegate Capital Management (“Nicholas-Applegate”) as investment advisor over the registrable securities, including full voting and investment control. The chief investment officer of Nicholas-Applegate is Horacio Valeiras.
(19)	Pacific Assets Management, LLC is the investment manager of the selling securityholder and has sole voting and investment control over the registrable securities. The equity interests of the investment manager are owned by Pacific Capital Management, Inc. (“Pacific”) and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment control over the selling stockholder.
(20)	Charlotte Chin has voting and investment control over the registrable securities held by the selling stockholder.
(21)	Luke Edwards, managing director, has voting and investment control over the registrable securities held by the selling stockholder.
(22)	Stuart Dobson, as portfolio manager, has voting and investment control over the registrable securities held by the selling stockholder.
(23)	The Board of Directors of the selling stockholder, which is comprised of Alan Jackson, Byron Knief, Brandon Jones, Erik Casperson, Greville Ward and Reade Griffith, has voting and investment control over the registrable securities held by the selling stockholder.
(24)	Elliot Bossen, in his capacity as chief investment officer, has voting and investment control over the registrable securities held by the selling stockholder.
(25)	Zola Capital Management, LLC is the general partner of the selling stockholder and has sole voting and investment control over the registrable securities. Mark Zola is the managing member of Zola Capital Management, LLC.

PLAN OF DISTRIBUTION

The notes and the shares of Class A Common Stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the notes and the underlying Class A Common Stock offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or underlying Class A Common Stock will be the purchase price of the notes or underlying Class A Common Stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or Class A Common Stock to be made directly or through agents.

The notes and the underlying Class A Common Stock may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors;
•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying Class A Common Stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying Class A Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act unless such selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes. As a result, any profits on the sale of the notes and the underlying Class A Common Stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”). To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders, including their pledgees or donees, may sell the notes and the shares of Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the underlying Class A Common Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying Class A Common Stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying Class A Common Stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the Class A Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the lending of securities; or

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with sales of the notes and the shares of Class A Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the shares of Class A Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the shares of Class A Common Stock and deliver the notes and the shares of Class A Common Stock to close out short positions, or loan or pledge the notes and the shares of Class A Common Stock to broker-dealers that in turn may sell the securities.

In order to comply with the securities laws of some states, if applicable, the notes and the shares of Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying Class A Common Stock by the selling securityholders.

Our Class A Common Stock trades on the Nasdaq National Market under the symbol “BKUNA.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors-Risks Related to the Notes.

To the extent required, the specific notes or the shares of Class A Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying Class A Common Stock with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying Class A Common Stock by other means not described in this prospectus. In addition, any notes or underlying Class A Common Stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the underlying

Class A Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and underlying Class A Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling securityholders and any other person participating in the sale of notes or the underlying Class A Common Stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying Class A Common Stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying Class A Common Stock to engage in market-making activities with respect to the particular notes and the underlying Class A Common Stock being distributed. These restrictions may affect the marketability of the notes and the underlying Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying Class A Common Stock.

Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying Class A Common Stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

The validity of the notes and Class A Common Stock issuable upon conversion of the notes offered by this prospectus will be passed upon for us by Camner, Lipsitz & Poller, P.A., Coral Gables, Florida.

Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz and Poller, P.A. Errin E. Camner, Managing Director of Camner, Lipsitz and Poller, P.A. is the daughter of Alfred R. Camner. As of December 31, 2005, directors and employees of Camner, Lipsitz and Poller, P.A. participating in the representation of us in connection with the preparation of this prospectus beneficially owned an aggregate of approximately 292,682 shares of Class A Common Stock, 688,277 shares of Class B Common Stock and 1,606,627 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of other classes of stock). See “Risk Factors”—There are several business and family relationships among directors that could create conflicts of interest.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the SEC. You can read and copy the proxy statements and the reports that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.

Our filings with the SEC are also available from its website at http://www.sec.gov. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s public reference rooms. Our Class A Common Stock is listed on the Nasdaq National Market and our reports can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, DC 20006.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

1.	Our Annual Report on Form 10-K for the year ended September 30, 2005; except for Item 8 which is incorporated in our Form 10-K/A filed on December 16, 2005 and certifications which are incorporated in our Form 10-K/A filed on February 16, 2006;

2.	Our Current Report on Form 8-K filed on December 20, 2005;

3.	Our Current Report on Form 8-K filed on December 27, 2005;

4.	Our Current Report on Form 8-K filed on January 18, 2006;

5.	Our Current Report on Form 8-K/A filed on January 19, 2006;

6.	Our Current Report on Form 8-K filed on January 20, 2006;

7.	Our Current Report on Form 8-K filed on January 23, 2006;

8.	Our Current Report on Form 8-K filed on January 30, 2006;

9.	Our Current Report on Form 8-K filed on January 31, 2006;

10.	Our Quarterly Report on Form 10-Q for the Quarter ended December 31, 2005; except for the certifications which are incorporated on our Form 10-Q/A filed on February 16, 2006; and

11.	The description of the Class A Common Stock contained in BankUnited’s Current Report on Form 8-K dated March 5, 1993, filed with the Commission to register BankUnited’s Class A Common Stock under Section 12(g) of the Exchange Act.

To receive a free copy of any of the documents incorporated by reference into this prospectus (other than exhibits) call or write us at the following address: BankUnited Financial Corporation, Attn: Lauren Camner, Investor Relations Officer, 255 Alhambra Circle, Coral Gables, Florida 33134, (305) 569-2000. You may also review and obtain these documents at our internet website at www.bankunited.com.

PROSPECTUS

$120,000,000

BANKUNITED FINANCIAL CORPORATION

3.125% Convertible Senior Notes due 2034, and

the Class A Common Stock Issuable Upon Conversion of the Notes

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the offering of the securities to which this Registration Statement relates which will be borne by the Company, are as set forth below. With the exception of the SEC filing fee, all amounts shown are estimates.

Amount
SEC registration fee	$15,204
Legal fees and expenses	$325,000
Accounting fees and expenses	$160,000
Trustee’s fees and expenses	$12,000
Printing and Engraving expenses	$125,000
Miscellaneous	$5,000

TOTAL	$642,204

Item 15.    Indemnification of Directors and Officers.

Article IX of the Articles of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

The Bylaws of the Company provide that the Company will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Company for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys’ fees. Such indemnification may only be made, however, if final judgment on the merits is in his or her favor other than on the merits, if a majority of the Board of Directors of the Company determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of the Company.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholders; or (e) recklessness or an act or omission in bad faith or with malicious purpose of with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, the Company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a stockholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Corporation Act (relating to the liability of directors for improper distributions) are applicable.

The Company has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 16.    Exhibits.(1)

The following is a list of Exhibits to this Registration Statement:

4.1	Statement of Designation of Series 1 Class A Common Stock and Class B Common Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.2	Statement of Designation of Noncumulative Convertible Preferred Stock, Series A of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.3	Statement of Designation of Noncumulative Convertible Preferred Stock, Series B of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’ Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.4	Statement of Designation of Noncumulative Convertible Preferred Stock, Series C of BankUnited (included as appendix 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.5	Statement of Designation of Noncumulative Convertible Preferred Stock, Series C-II of BankUnited (included as appendix to Exhibits 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.6	Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1993 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.7	Statement of Designation of 9% Noncumulative Perpetual Preferred Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.8	Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.9	Form of Letter Agreement between BankUnited and the holders of shares of BankUnited’s Noncumulative Convertible Preferred Stock, Series B (Exhibit 4.7 to BankUnited’s Form 10-K Report for the year ended September 30, 1998, as filed with the Commission on December 29, 1998 (the “1998 10-K”).

4.10	BankUnited and its subsidiaries have certain long-term debt outstanding. None of the instruments evidencing such debt authorizes an amount of securities in excess of 10% of the total assets of BankUnited and its subsidiaries on a consolidated basis; therefore copies of such instruments are not included as exhibits to this registration statement. BankUnited agrees to furnish copies to the Commission upon request.

4.11	Indenture, dated February 27, 2004, between BankUnited Financial Corporation and U.S. Bank National Association (included as Exhibit 4.2 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004.).

4.12	Registration Rights Agreement, dated February 27, 2004, between BankUnited Financial Corporation and the initial purchasers named therein (included as Exhibit 4.3 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004).

4.13	Form of 3.125% Convertible Senior Note due 2034 (included as Exhibit A to the Indenture) (included as Exhibit 4.2 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004).

4.14	Purchase Agreement, dated February 24, 2004, between BankUnited Financial Corporation and the initial purchasers named therein (included as Exhibit 4.5 to BankUnited’s Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 12, 2004).

4.15	First Supplemental Indenture dated December 28, 2004, between BankUnited Financial Corporation and U.S. Bank National Association, as Trustee (included as Exhibit 4.1 to BankUnited’s Form 8-K, as filed with the Commission on December 29, 2004).

5.1	Opinion of Camner, Lipsitz and Poller, P. A. as to validity of the notes and of the Class A Common Stock issuable upon conversion of the notes.*

12.1	Statement regarding calculation of ratio of earnings to combined fixed charges and preferred stock dividends.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Camner, Lipsitz and Poller, P. A. (Set forth in Exhibit 5.1 to this Registration Statement.)*

24.1	Power of attorney (set forth on the signature page in Part II of this Registration Statement).*

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended.*

*	Previously filed
(1)	Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

C.	Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3 and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on April 7, 2006.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Alfred R. Camner
Name:	Alfred R. Camner
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Act, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 has been signed on April 7, 2006 by the following persons in the capacities indicated.

/s/ Alfred R. Camner Alfred R. Camner	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Lawrence H. Blum	Vice Chairman of the Board of Directors and Secretary

* Ramiro A. Ortiz	President, Chief Operating Officer and Director

* Allen M. Bernkrant	Director

* Neil H. Messinger	Director

* Marc D. Jacobson	Director

* Hardy C. Katz	Director

* Sharon A. Brown	Director

* Albert E. Smith	Director

* Lauren Camner	Director

* Tod Aronovitz	Director

* Humberto L. Lopez	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Bernardo M. Argudin	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

*By:	/s/ Alfred R. Camner
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1	Consent of PricewaterhouseCoopers LLP